Exhibit 10.2

MASTER REPURCHASE AGREEMENT

Dated as of September 30, 2009

Between:

PULTE MORTGAGE LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.	Applicability

From time to time prior to the Termination Date, the parties hereto may enter into transactions in which Pulte Mortgage LLC (“Seller”) agrees to transfer to JPMorgan Chase Bank, N.A. (together with its successors and assigns, “Buyer”) Mortgage Loans (including the Servicing Rights, as defined below, thereto) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller those Mortgage Loans (including the Servicing Rights thereto) on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement. Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.

2.	Definitions

“Accounts” means, collectively, the Cash Pledge Account, the Funding Account and the Operating Account, any interest, additions and proceeds due or to become due on such Accounts, which Accounts are held at Financial Institution and include all of the above described deposits, deposit accounts, payment intangibles, financial assets and other obligations of Financial Institution, whether they are deposit accounts, negotiable or non-negotiable or book entry certificates of deposit, book entry investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts, demand deposit accounts, instruments, general intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor Accounts howsoever numbered and all Accounts issued in renewal, extension or increase or decrease of or replacement or substitution for any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the Accounts described above and any supporting obligations relating to any of the foregoing property.

“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree which (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within forty-five (45) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.

“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Seller to Buyer pursuant to Paragraph 4(a).

“Adjusted LIBOR Rate” has the meaning set forth in the Side Letter.

“Adjusted Tangible Net Worth” means, with respect to Seller at any date, an amount equal to (i) the Tangible Net Worth of Seller at such date, plus (ii) the unpaid principal amount of all Qualified Subordinated Debt of Seller at such date.

“Affiliate” means, as to a specified Person, any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person; or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities (or equivalent equity interests).

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac or VA.

“Agency Guidelines” means those requirements, standards and procedures which may be adopted by the Agencies from time to time with respect to their purchase or guaranty of residential mortgage loans, which requirements govern the Agencies’ willingness to purchase or guaranty such loans.

“Aggregate Purchase Price” means, at any time, the sum of the Purchase Prices paid by Buyer for all Purchased Mortgage Loans that are subject to Transactions outstanding at that time.

“Agreement” means this Master Repurchase Agreement between Seller and Buyer (including any supplemental terms or conditions contained in the Exhibits hereto and the Side Letter), as the same shall be amended, restated, supplemented or otherwise modified from time to time.

“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and any of the other entities listed on Schedule I, as such schedule is updated from time to time by agreement of Seller and Buyer; (ii) CL or (iii) an entity which is reasonably acceptable to Buyer, as indicated by Buyer to Seller in writing; provided that, notwithstanding the foregoing, any entity described in the foregoing clauses (i) through (iii) that fails to perform any of its obligations under its Takeout Agreement shall cease to be an Approved Takeout Investor upon such failure.

“Authorized Officer” means and includes each of Seller’s Chairman of the Board, President, Chief Financial Officer, Treasurer and Treasury Operations Manager.

“Authorized Signers” means each of the officers of Seller listed on Schedule II hereto or otherwise designated by the officer of the Seller who is Seller’s administrator with respect to the CMWF Web, as such schedule may be updated by Seller from time to time with prior written notice to Buyer.

“Available Funding Capacity” means the available and unused borrowing or funding capacity on the date of determination which may be drawn by a Person on such date under such Person’s mortgage loan warehousing or repurchase facilities with financial institutions other than Buyer, excluding borrowings or fundings as to which there is any condition to drawing (including any collateral or asset value requirement) that could not be timely satisfied so as to permit drawing thereof on such date.

“Available Warehouse Facilities” means, at any time, the aggregate amount of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities and off-balance sheet funding facilities (whether committed or uncommitted) available to Seller at such time.

“Bailee Letter” means a bailee letter in the form attached hereto as Exhibit J or such other form as is satisfactory to Buyer in its sole discretion.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Paragraph 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Business Day” means a day (other than a Saturday or Sunday) when (i) banks in Dallas, Texas, Houston, Texas and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months or less after the date of the applicable financial statement reporting such amounts; and (b) certificates of deposit, time deposits or Eurodollar time deposits having maturities of three (3) months or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000 and rated at least A- by S&P or A3 by Moody’s.

“Cash Pledge Account” means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Cash Pledge Account for Pulte Mortgage LLC

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Seller at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock (or equivalent equity interests).

“Change in Requirement of Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change in a Requirement of Law or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement.

“CL” means JPM Chase, operating through its unincorporated division commonly known as its Correspondent Lending group.

“CL Loan” means an Eligible Mortgage Loan for which CL is the Approved Takeout Investor.

“CL Government Loan” means a Government Loan for which CL is the Approved Takeout Investor.

“CMWF Web” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan, receipt by Buyer of:

(i) funds into the Funding Account in an amount equal to or greater than (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date;

(ii) in the event that the funds described in clause (i) above are less than an amount equal to (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date, confirmation that funds in an amount equal to such deficiency are on deposit in the Operating Account and available for payment to Buyer after taking into account all other payments required to be made by Seller out of funds on deposit in the Operating Account;

(iii) confirmation, in a form reasonably acceptable to Buyer, from the related Approved Takeout Investor that the funds received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and

(iv) an updated Loan Purchase Detail from Seller showing the removal of that Purchased Mortgage Loan from the list of Purchased Mortgage Loans subject to the outstanding Transactions under this Agreement.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, completed, executed and submitted by the chief financial officer or another Authorized Officer of Seller.

“Confirmation” means a confirmation substantially in the form attached hereto as Exhibit A and delivered pursuant to Paragraph 3.

“Conventional Conforming Loan” means a Mortgage Loan which conforms to Agency Guidelines. The term Conventional Conforming Loan shall not include a Mortgage Loan which is a Government Loan.

“Cooperative Corporation” means with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” means a mortgage loan that is secured by a Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements, all of which shall be located in any state of the United States or the District of Columbia.

“Cooperative Shares” means, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

“CTX Originated Loans” means Mortgage Loans originated on any date between August 18, 2009 and February 18, 2010 by CTX Mortgage Company (“CTX”, a wholly-owned subsidiary of Centex Corporation, a wholly-owned subsidiary of Seller’s Affiliate, Pulte Homes, Inc.).

“Current Liabilities” means, with respect to any Person at any date, those liabilities set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one year from the date of calculation.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Debt at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Loan” means a Mortgage Loan (i) as to which any payment, escrow payment, or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment (whether or not Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, including the commencement of foreclosure proceedings; (iii) as to which an Act of Insolvency has occurred with respect to the Mortgagor thereof or any cosigner, guarantor, endorser, surety, assumptor or grantor with respect thereto, or (iv) which, consistent with Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.

“Defective Mortgage Loan” means a Mortgage Loan that is not an Eligible Mortgage Loan.

“Early Repurchase Date” has the meaning set forth in Paragraph 3(h)(ii).

“Electronic Tracking Agreement” means the Electronic Tracking Agreement substantially dated the date hereof by and among, Buyer, Seller, MERS and MERSCORP, Inc. (the “Electronic Agent”); as the same shall be amended, supplemented or otherwise modified from time to time.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i)        for which each of the representations and warranties set forth on Exhibit B is true and correct as of such date of determination;

(ii)       which is either a Conventional Conforming Loan or a Government Loan;

(iii)      which was Originated within thirty (30) days prior to the Purchase Date for the initial Transaction to which that Mortgage Loan was subject;

(iv)      which is eligible for sale to an Approved Takeout Investor under its Takeout Guidelines;

(v)       which has a scheduled Repurchase Date not later than forty-five (45) days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject;

(vi)      which does not have a Loan-to-Value Ratio in excess of one hundred three percent (103%), in the case of a Government Loan, or ninety-five percent (95%), in the case of a Conventional Conforming Loan and, if its Loan-to-Value Ratio is in excess of eighty percent (80%), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(vii)     which, if a Government Loan, the related Mortgagor has a FICO Score of at least 620;

(viii)    which, if a Conventional Conforming Loan, the related Mortgagor has a FICO Score of at least 620;

(ix)      for which a complete Loan File has been delivered to Buyer, or, in the case of a Wet Loan, for which all items listed in items (i) through (iv) of the definition of Loan File have been delivered to Buyer;

(x)       for which, if a Wet Loan on the applicable Purchase Date, all applicable items listed in items (v) through (xii) of the definition of Loan File have been delivered to Buyer at or prior to its Wet Funding Deadline;

(xi)      which, if a Wet Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to thirty percent (30%) of the Facility Amount or up to fifty percent (50%) of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of any calendar month;

(xii)     which, if a CL Government Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other CL Government Loans that are then subject to Transactions, is less than or equal to one hundred percent (100%) of the Facility Amount;

(xiii)    which, if a Non-CL Government Loan, its Purchase Price, when added to the sum of the Purchase Prices of all other Non-CL Government Loans, is less than or equal to one hundred percent (100%) of the Facility Amount;

(xiv)   for which, if not a CL Loan, Buyer has approved the underwriting, the Takeout Commitment, the appraisal and other related information;

(xv)     which is not (a) subject to a Takeout Agreement with respect to which Seller is in default, or (b) rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Approved Takeout Investor;

(xvi)    which is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xvii)   for which the Takeout Commitment has not expired or been terminated or cancelled by the Approved Takeout Investor;

(xviii)  for which the related Mortgage Note has not been out of the possession of Buyer pursuant to a Trust Release Letter for more than twenty-one (21) calendar days after the date of that Trust Release Letter;

(xix)    for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Buyer pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter; and

(xx)     which is not a Defaulted Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder, as amended from time to time and any successor statute, rules and regulations.

“Event of Default” has the meaning set forth in Paragraph 12.

“Facility Amount” has the meaning set forth in the Side Letter.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FHA” means the Federal Housing Administration, which is a sub-division of HUD, or any successor. The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Buyer in its sole discretion.

“Financial Institution” means JPM Chase in its capacity as the bank at which the Accounts are held.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.

“Funding Account” means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Funding Account for Pulte Mortgage LLC

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Ginnie Mae” means the Government National Mortgage Association or any successor.

“GLB Act” means the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.

“Government Loan” means a Mortgage Loan which is insured by the FHA or guaranteed by the Department of Veterans Affairs. The term Government Loan shall not include any Mortgage Loan which is a Conventional Conforming Loan.

“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement, or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency.

“Impound Collection Account” means that certain deposit account designated as an escrow or agency account held at JPM Chase, and styled as follows:

Impound Collection Account for Pulte Mortgage LLC

“Income” means, with respect to any Purchased Mortgage Loan, (i) all payments of principal, payments of interest, proceeds of Takeout Commitments, proceeds of Hedging Arrangements, cash collections, dividends, sale or insurance proceeds and other cash proceeds received relating to the Purchased Mortgage Loan and other Mortgage Assets, (ii) any other payments or proceeds received in relation to the Purchased Mortgage Loan and other Mortgage Assets (including, without limitation, any liquidation or foreclosure proceeds with respect to the Purchased Mortgage Loan and payments under any guarantees relating to the Purchased Mortgage Loan), and (iii) all other “proceeds” as defined in Section 9-102(64) of the UCC.

“Income Account” means that certain deposit account held at JPM Chase, and styled as follows:

Income Account for Pulte Mortgage LLC

“Indemnified Party” has the meaning set forth in Paragraph 16(b).

“Insured Closing Letter” means a letter of indemnification from a title insurer addressed to Seller and/or Buyer, with coverage that is customarily acceptable to Persons engaged in the Origination of mortgage loans, identifying the Settlement Agent covered thereby and indemnifying Seller and/or Buyer against losses incurred due to malfeasance or fraud by the Settlement Agent or the failure of the Settlement Agent to follow the specific closing instructions specified by Buyer in the escrow letter with respect to the closing of one or more Mortgage Loans. The Insured Closing Letter shall be either with respect to the individual Mortgage Loan being purchased pursuant hereto or a blanket Insured Closing Letter which covers closings conducted by the Settlement Agent in the jurisdiction in which the closing of such Mortgage Loan takes place.

“Interim Servicing Term” has the meaning set forth in Paragraph 13(a).

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“JPM Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.

“Last Endorsee” means with respect to each Mortgage Loan, the last Person to whom such Mortgage Loan was assigned or the related Mortgage Note was endorsed, as applicable.

“Leverage Ratio” means that ratio of a Person’s Debt (including off balance sheet financings) to its Adjusted Tangible Net Worth.

“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment, deposit arrangement, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

“Liquidity” means, at any time, the sum of (i) Seller’s unencumbered and unrestricted cash and Cash Equivalents (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) at such time plus (ii) with respect to any Purchased Mortgage Loans subject to this Agreement, the excess, if any, of the maximum Purchase Price available to Seller pursuant to the terms hereof for such Purchased Mortgage Loans over the aggregate outstanding Purchase Price for such Purchased Mortgage Loans at such time plus (iii) Seller’s Available Funding Capacity.

“Litigation” means, as to any Person, any action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Governmental Authority.

“Loan File” means, with respect to each Mortgage Loan, the following documents:

(i)        if a Wet Loan, a fully executed Insured Closing Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan;

(ii)       if a Government Loan, a valid eligibility certification from VA or FHA, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Purchased Mortgage Loan;

(iii)      if a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan;

(iv)      evidence satisfactory to Buyer, in its reasonable discretion, that such Mortgage Loan is subject to a valid and binding Takeout Commitment, which may include a copy of the related Takeout Agreement and such other documents required by Buyer in its reasonable discretion;

(v)       the original Mortgage Note, endorsed in blank without recourse by the Last Endorsee thereof, together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance reasonably acceptable to Buyer and executed by the Last Endorsee;

(vi)      the original recorded Mortgage, or, if the original has been lost or if such Mortgage is in the process of being recorded, a copy of the original Mortgage together with an Officer’s Certificate (which may be included on the face of such copy) certifying (x) that such copy is a true, correct and complete copy and (y) that Seller has instructed the relevant Settlement Agent to transmit the original Mortgage to the appropriate recording office for recordation;

(vii)     the originals of all assumption, modification, consolidation, substitution and extension agreements, if any, with evidence of recordation thereon, or copies of such original agreements together with an Officer’s Certificate certifying (x) that such copy is a true, correct and complete copy and (y) that Seller has instructed the relevant Settlement Agent to transmit the original Mortgage to the appropriate recording office for recordation;

(viii)    all guarantees, supporting obligations and collateral, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan;

(ix)       the MIN for each Mortgage Loan subject to such Transaction;

(x)        if, at any point in the future, Buyer so designates, by giving at least ten (10) Business Days’ written notice to Seller, that Seller will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Buyer gives such notice to Seller, Buyer will be responsible for giving such notices to Mortgagors and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Buyer in its reasonable discretion, delivered at Buyer’s request by Seller on behalf of Buyer to Mortgagor, setting forth the information regarding Buyer as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Buyer has notified Seller in writing that such notice is no longer required;

(xi)       if a Cooperative Loan:

 (A)    the original Cooperative Shares with original Stock Power with a signature guarantee in form and substance reasonably satisfactory to Buyer;

 (B)  a copy of the Proprietary Lease;

 (C)  a copy of the Recognition Agreement; and

 (D) an acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto; and

(xii)      such additional documents required by Buyer in its reasonable discretion from time to time by written notice to Seller.

“Loan Purchase Detail” means a data tape or schedule of information prepared and transmitted electronically by Seller to Buyer in the format and with such fields of information set forth in Exhibit I regarding the Purchased Mortgage Loans, as such required format or information fields may be changed from time to time by Buyer with prior written notice to Seller.

“Loan-to-Value Ratio” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property or (y) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan.

“Manufactured Home” means a single-family home constructed at a factory and shipped in one or more sections to a housing site.

“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value for that Purchased Mortgage Loan at that time.

“Margin Deficit” has the meaning specified in Paragraph 4(a).

“Margin Percentage” has the meaning set forth in the Side Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, at any time with respect to any Purchased Mortgage Loan, the fair market value of such Purchased Mortgage Loan at such time as determined by Buyer in its sole good faith discretion.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect upon the properties, business or financial condition of Seller (and its Subsidiaries, on a consolidated basis), (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole.

“Maximum Warehouse Capacity Ratio” means, at any time with respect to any Person, the ratio of (a) Available Warehouse Facilities at such time, to (b) that Person’s Adjusted Tangible Net Worth at such time.

“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Moody’s” means Moody’s Investors Service and any successor.

“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on the Mortgaged Property.

“Mortgage Assets” has the meaning specified in Paragraph 6.

“Mortgage Loan” means a whole mortgage loan or Cooperative Loan which is secured by a Mortgage on residential real estate, and shall include all Servicing Rights with respect thereto.

“Mortgage Loan Documents” means the Mortgage Note, the Mortgage and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.

“Mortgage Note” means the original, executed promissory note or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Mortgaged Property” means the residential real estate securing the Mortgage Note, which shall be either (i) in the case of a Mortgage Loan that is not a Cooperative Loan, a fee simple estate in the real property located in any state of the United States (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or (ii) in the case of a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.

“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.

“Non-CL Government Loan” means a Government Loan for which the Approved Takeout Investor is an investor other than CL.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of Seller and delivered to Buyer.

“Operating Account” means the internal demand deposit account held at JPM Chase for the benefit of Buyer, and styled as follows:

JPMorgan Chase Bank, N.A. Secured Party

Operating Account for Pulte Mortgage LLC

“Originate” or “Origination” means a Person’s actions in taking applications for, underwriting and closing Mortgage Loans.

“Origination Date” means the date of the Mortgage Note and the related Mortgage.

“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.

“Party” means each of Buyer and Seller.

“Permitted Dividend” means (a) as to any taxable period of Seller during which Seller does not make an election to be treated as a corporation with the Internal Revenue Service, an annual or quarterly distribution necessary to enable each member of Seller to pay federal or state income taxes attributable to such member resulting solely from the allocated share of income of Seller for such period (“Permitted Tax Distributions”) and (b) a regular cash dividend declared by Seller and paid to its members, provided that such regular cash dividends do not exceed, in the aggregate, during any fiscal year fifty percent (50%) of Seller’s net income for such fiscal year after payment of the Permitted Tax Distributions (as calculated on its annual statement of income).

“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.

“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its subsequent sale to an Approved Takeout Investor.

“Price Differential” means with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the following amount for each day during that month (or portion thereof): the weighted average of the applicable Pricing Rates for such day multiplied by the aggregate outstanding Purchase Price on such day divided by 360. The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day on which the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the date on which the Repurchase Price is paid.

“Pricing Rate” means the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.

“Prime Rate” means the rate of interest per annum announced from time to time by Buyer as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE BUYER’S LOWEST RATE.

“Privacy Requirements” means (a) Title V of the GLB Act, (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” means the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Buyer hereunder; provided that in any case, the Purchase Date shall occur no later than 30 days after the Origination Date of each related Mortgage Loan.

“Purchase Price” has the meaning set forth in the Side Letter.

“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by Seller to Buyer in such Transaction hereunder (each of which sales shall be on a servicing released basis), including any Additional Purchased Mortgage Loans delivered pursuant to Paragraph 4(a) and excluding any Purchased Mortgage Loans repurchased by Seller or transferred to Seller. Unless the context shall otherwise require, the term “Purchased Mortgage Loans” shall refer to all Purchased Mortgage Loans under all Transactions.

“Qualified Subordinated Debt” means, with respect to any Person, all unsecured Debt of such Person, for borrowed money, which is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Buyer), in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Buyer, restrictions on amendments without the consent of Buyer, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” means, with respect to a Cooperative Loan, an agreement among a Cooperative Corporation, a lender and a Mortgagor whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan and (ii) make certain agreements with respect to such Cooperative Loan.

“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“REO Property” means a Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure.

“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase from Buyer the Purchased Mortgage Loans which are subject to that Transaction. The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the Confirmation, (ii) for Transactions to be terminable on demand, the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date specified in the Confirmation on which Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made and (iii) for repurchases of Defective Mortgage Loans under Paragraph 3(h), the Early Repurchase Date; provided that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) the date that is forty-five (45) days after the Purchase Date of such Transaction.

“Repurchase Price” means, with respect to each Transaction, the price at which Purchased Mortgage Loans subject to such Transaction are to be resold by Buyer to Seller upon termination of such Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued and unpaid Price Differential as of the date of such termination; provided that such Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Required Amount” has the meaning set forth in Paragraph 5(b).

“Requirement(s) of Law” means any law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over Buyer, Seller, or any Approved Takeout Investor, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.

“Seller’s Accounts” means each of the Funding Account and the Operating Account.

“Seller’s Customer” means any natural person who has applied to Seller for a financial product or service, has obtained any financial product or service from Seller or has a Mortgage Loan that is serviced or subserviced by Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with Seller.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to the servicing thereof, which may consist of (i) copies of the documents contained in the related Credit File and Loan File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including but not limited to any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing thereof.

“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.

“Settlement Agent” means a title company, escrow company or attorney that is acceptable to Buyer in its reasonable discretion and that is (i) a division, subsidiary or licensed agent of a title insurance company reasonably acceptable to Buyer and (ii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Shipping Instructions” means the advice in the form of Exhibit D, sent by Seller to Buyer electronically through the CMWF Web, which instructs Buyer to send one or more Mortgage Notes and the related Mortgages to an Approved Takeout Investor.

“Side Letter” means the letter agreement, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Special Current Ratio” means, with respect to any Person at any date, the sum of the amounts set forth in the consolidated balance sheet of the Person, prepared in accordance with GAAP, as unencumbered and unrestricted cash and Cash Equivalents (including, with respect to Seller, the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) plus current accounts receivable and Mortgage Loans held for sale, divided by the sum of the amounts set forth in such consolidated balance sheet as Current Liabilities plus, without duplication, payables to Affiliates of such Person and liabilities in respect of mortgage loan warehousing or repurchase facilities in which such Person is the borrower or seller.

“Stock Power” means, with respect to a Cooperative Loan, an assignment of the stock certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

“Subservicer” has the meaning set forth in Paragraph 13(a)(ii).

“Subservicer Instruction Letter” means a letter agreement between Seller and each Subservicer substantially in the form of Exhibit H.

“Subservicing Agreement” has the meaning set forth in Paragraph 13(a)(ii).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” has the meaning set forth in Paragraph 13(e).

“Takeout Agreement” means an agreement, in form and substance reasonably acceptable to Buyer, between an Approved Takeout Investor and Seller, pursuant to which such Approved Takeout Investor has committed to purchase from Seller certain of the Purchased Mortgage Loans, as such agreement may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of Buyer.

“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from Seller pursuant to a Takeout Agreement, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Takeout Guidelines” means (i) the eligibility requirements established by the Approved Takeout Investor that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Approved Takeout Investor and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Approved Takeout Investor’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.

“Takeout Value” means, with respect to any Purchased Mortgage Loan, the price that an Approved Takeout Investor has agreed to pay Seller for such Purchased Mortgage Loan.

“Tangible Net Worth” means, with respect to any Person at any date, the sum of total shareholders’ equity in such Person (including capital stock, additional paid-in capital and retained earnings, but excluding treasury stock, if any), on a consolidated basis, each as determined in accordance with GAAP; provided that, for purposes of this definition, there shall be excluded from assets the following: the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, franchises, each to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements; advances of loans to shareholders of Seller or any of its Affiliates, net of unsecured payables to such shareholders or Affiliates, unconsolidated investments in Affiliates, the investment held in trust for Seller in Joliet Mortgage Reinsurance Company, Seller’s restricted cash and cash pledged to third parties, advances of loans to employees of Seller (unless they are advances against commissions), assets pledged to secure any liabilities not included in the Debt of such Person and any other assets which would be deemed by any of the Agencies to be unacceptable in calculating tangible net worth.

“Termination Date” means the earlier of (i) the date of declaration or automatic occurrence of the Termination Date pursuant to Paragraph 11(y) or Paragraph 12(c), and (ii) 364 days after the date hereof, as such date may be extended by written agreement of Buyer and Seller.

“Third Party Originator” means any Person, other than a permanent employee of Seller, who engages in the solicitation, procurement, packaging, processing or performing of any other Origination function with regard to a Mortgage Loan.

“TPO Loan” means a Mortgage Loan which has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.

“Transaction” has the meaning set forth in Paragraph 1 of this Agreement.

“Transaction Documents” means this Agreement (including all exhibits and schedules attached hereto), each Confirmation, each Bailee Letter, each Trust Release Letter, the Side Letter, the Electronic Tracking Agreement, each Takeout Agreement, each Takeout Commitment, each Insured Closing Letter, and each other agreement, document or instrument executed or delivered in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Trust Release Letter” means a letter in substantially the form of Exhibit L, appropriately completed and authenticated by Seller, or such other form as may be approved by Buyer in writing in its sole discretion.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.

“Wet Funding” means the purchase of a Mortgage Loan that is Originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan prior to Buyer’s receipt of the complete Loan File.

“Wet Funding Deadline” means, with respect to any Wet Loan, the fifth (5th) Business Day after the Origination Date for such Wet Loan, or such later Business Day as Buyer, in its sole discretion, may specify from time to time.

“Wet Loan” means a Mortgage Loan for which the completed Loan File was not delivered to Buyer prior to funding.

3.	Initiation; Confirmations; Termination

(a)        Initiation.  Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through the CMWF Web prior to the Termination Date. In the event that Seller desires to enter into a Transaction hereunder, Seller shall deliver to Buyer no earlier than three (3) Business Days prior to, and no later than 1:30 p.m., Houston, Texas time, on, the date of the proposed Purchase Date, a request for Buyer to purchase an amount of Eligible Mortgage Loans on such Purchase Date. All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan. Such request shall state the Purchase Price and shall include the Confirmation related to the proposed Transaction.

(b)        Purchase by Buyer.  Subject to the terms of the Side Letter and satisfaction of the conditions precedent set forth in this Paragraph 3 and in Paragraph 7, on the requested Purchase Date for each Transaction, Buyer shall transfer to Seller an amount equal to the Purchase Price for purchase of the Eligible Mortgage Loans that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price. The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyer of the Purchase Price for such Transaction. Within five (5) days following the Purchase Date, Seller shall (i) take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Buyer on the MERS® System and to cause Buyer to be designated as “Interim Funder” on the MERS System with respect to such Purchased Mortgage Loan and (ii) in the case of a Wet Funding, deliver all remaining items of the related Loan File to Buyer. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.

(c)        Confirmations.  The Confirmation for each Transaction shall (i) include the Loan Purchase Detail with respect to the Mortgage Loans subject to such Transaction, (ii) identify Buyer and Seller and (iii) set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller. In the event of any conflict between the terms of a Confirmation and this Agreement, such Confirmation shall prevail.

(d)        Failed Fundings.  Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than two (2) Business Days after each Purchase Date, any Mortgage Loans which failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder. Seller further agrees to (i) as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date return, or (if applicable) direct the Settlement Agent to immediately return, to Buyer the portion of the Purchase Price allocable to such Mortgage Loans, and (ii) indemnify Buyer for any loss, cost or expense incurred by Buyer as a result of the failure of such Mortgage Loans to close.

(e)        Repurchase Required.  Seller shall repurchase Purchased Mortgage Loans from Buyer on or prior to each related scheduled Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. Seller is obligated to obtain the Purchased Mortgage Loans from Buyer or its designee at Seller’s expense on the related Repurchase Date. On the Repurchase Date, termination of the Transaction will be effected by resale by Buyer to Seller or its designee of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer. After receipt of the payment of the Repurchase Price from Seller, Buyer shall deliver, or cause to be delivered, to Seller all Mortgage Loan Documents previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller on the MERS® System.

(f)        Repurchase Advice.  If Buyer receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or prior to 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on such day. If Buyer receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 3:00 p.m. Houston, Texas time, on any Business Day, then the Repurchase Date will occur with respect to such Purchased Mortgage Loan on the next Business

Day. In connection with any repurchase pursuant to a Completed Repurchase Advice, Buyer will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date). Without limiting Seller’s obligations hereunder, at any time after the occurrence and during the continuance of an Event of Default, Seller shall not be permitted to repurchase less than all of the Purchased Mortgage Loans without the prior written consent of Buyer.

For the avoidance of doubt, any Event of Default that occurs shall be conclusively deemed to continue until Buyer has declared in writing either that such Event of Default has been waived or that it has been cured, and Buyer shall have no obligation either to:

(i)        waive any Event of Default;

(ii)       accept any cure of a Default that is incomplete;

(iii)      accept any cure for any Event of Default for which no grace period or notice and opportunity to cure is specified or provided for in this Agreement (a “Noncurable Event of Default”); or

(iv)      for any Event of Default for which a grace period or notice and opportunity to cure is specified or provided for in this Agreement (a “Curable Default”), accept any cure that is completed later than the date (the “Latest Cure Date”) specified or provided for in this Agreement as the latest date that such Curable Default could have been cured (to avoid its ripening into or becoming an Event of Default).

If a Curable Default shall occur but Seller shall completely cure it on or before the applicable Latest Cure Date, then the Buyer shall not exercise remedies on account of such cured Default, and if Seller shall request in writing that Buyer declare in writing that such Curable Default has been cured, Buyer shall make such declaration in writing and deliver a copy of it to Seller within two (2) Business Days after receipt of Seller’s request therefor.

(g)        Reliance.   With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a Person authorized to enter into a Transaction on Seller’s behalf.

(h)        Defective Mortgage Loans.  (i) If, after Buyer purchases a Mortgage Loan, Buyer determines or receives notice (whether from Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller, and Seller shall repurchase such Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).

(ii)     If Seller becomes obligated to repurchase a Mortgage Loan pursuant to subparagraph 3(h)(i) above, Buyer shall promptly give Seller notice of such repurchase obligation and a calculation of the Repurchase Price therefor. On the same day Seller receives such notice (the “Early Repurchase Date”), Seller shall repurchase the Defective Mortgage Loan by making a payment to Buyer of the Repurchase Price, and shall submit a Completed Repurchase Advice. Buyer is authorized to charge any of Seller’s Accounts for such amount unless the parties have agreed in writing to a different method of payment and Seller has paid such amount by such agreed method. If Seller’s Accounts do not contain sufficient funds to pay in full the amount due Buyer under this subparagraph, or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Seller shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyer and notify Buyer of such deposit. After receipt of the payment of the Repurchase Price from Seller, Buyer shall deliver, or cause to be delivered, to Seller all documents for the Mortgage Loan previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Mortgage Loan to Seller on the MERS® System.

4.	Margin Maintenance

(a)        Margin Deficit.  If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans at that time is less than the Aggregate Purchase Price (a “Margin Deficit”), then Buyer, by notice to Seller, may require Seller to transfer to Buyer, at Buyer’s option, either (x) cash to be applied by Buyer to the payment of the Repurchase Prices of the Purchased Mortgage Loans that are subject to the related Transactions, (y) additional Eligible Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”) or (z) a combination, as determined by Buyer, of cash and Additional Purchased Mortgage Loans, so that, immediately after such transfer(s), the sum of (i) such cash, if any, so transferred to Buyer plus (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, will be at least equal to the Aggregate Purchase Price at that time.

(b)        Margin Maintenance.    If the notice to be given by Buyer to Seller under Paragraph (a) above is given at or prior to 9:00 a.m. Houston, Texas time on a Business Day, Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer prior to 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 9:00 a.m. Houston, Texas time, Seller shall transfer cash or Additional Purchased Mortgage Loans prior to 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice. All cash required to be delivered to Buyer pursuant to this Paragraph shall be deposited by Seller into the Funding Account. Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists.

(c)        Margin Excess.  If on any day after Seller has transferred cash or Additional Purchased Mortgage Loans to Buyer pursuant to Paragraph (b) above, the sum of (i) the cash paid to Buyer and (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds the sum of the outstanding Purchase Prices for all outstanding Transactions at that time, then at the request of Seller, Buyer shall return a portion of the cash or Additional Purchased Mortgage Loans to Seller so that the remaining sum of (i) and (ii) does not exceed the sum of the outstanding Purchase Prices for all outstanding Transactions at that time; provided that the sum of the cash plus the value of Additional Purchased Mortgage Loans returned shall be strictly limited to an amount, after the return of which, no Margin Deficit will exist.

(d)        Market Value Determinations.   Buyer may determine the Market Value of any Purchased Mortgage Loans from time to time and with such frequency and taking into consideration such factors, as it may elect, in its sole discretion, including, but not limited to, current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where Seller is in default under this Agreement; provided that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan. Buyer’s determination of Market Value shall be conclusive upon the Parties.

5.	Accounts; Income Payments

(a)        Accounts.  Prior to the date hereof, Seller shall establish or cause to be established each of the Accounts, the Impound Collection Account and the Income Account at Financial Institution. Seller’s taxpayer identification number will be designated as the taxpayer identification number for each Account, the Impound Collection Account and the Income Account and Seller shall be responsible for reporting and paying taxes on any income earned with respect to the Accounts, the Impound Collection Account and the Income Account. Each Account shall be under the sole dominion and control of Buyer, and Seller agrees that (i) Seller shall have no right or authority to withdraw or otherwise give any directions with respect to the Accounts or the disposition of any funds held in the Accounts; provided that Seller may cause amounts to be deposited into any Account at any time, and (ii) Financial Institution may comply with instructions originated by Buyer directing disposition of the funds in the Accounts without further consent of Seller. Only employees of Buyer shall be signers with respect to the Accounts. Pursuant to Paragraph 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in all Accounts in which Seller has rights or power to transfer rights and all Accounts in which Seller later acquires ownership, other rights or the power to transfer rights. Seller and Buyer hereby agree that Buyer has “control” of the Accounts within the meaning of Section 9-104 of the UCC. Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return funds on deposit in an Account to Seller if any amounts are owed to Buyer hereunder by Seller.

(b)        Cash Pledge Account.   On or prior to the date hereof, Seller shall deposit an amount equal to two hundred fifty basis points (2.50%) of the Facility Amount (the “Required Amount”) into the Cash Pledge Account. Seller shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times. If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred and is continuing, upon Seller’s request such excess will be disbursed to Seller on such Remittance Date after application by Buyer to the payment of any amounts owing by Seller to Buyer on such date. At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Paragraph 5(f).

(c)        Funding Account.   The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Paragraph 3. All amounts deposited in the Funding Account with respect to the payment of the Purchase Price for Purchased Mortgage Loans shall be promptly remitted to Seller (and in no event later than the first Business Day after such deposit) except to the extent, if any, needed to fund amounts required to be maintained by Seller in the Operating Account. Seller shall cause all amounts to be paid in respect of the Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any notice to or consent of Seller. On each Repurchase Date which occurs pursuant to Paragraph 3(e) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan. At any time upon the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Paragraph 5(f).

(d)        Impound Collection Account.  Seller shall cause all Property Charges with respect to Purchased Mortgage Loans to be deposited in the Impound Collection Account, and no funds other than Property Charges shall be deposited in the Impound Collection Account.

(e)        Operating Account.  The Operating Account shall be used for the purposes of (i) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (ii) Seller’s funding of the shortfall between the original outstanding balance of a Mortgage Loan and the Purchase Price paid by Buyer for that Mortgage Loan and (iii) Seller’s payment of any difference between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Paragraph 3(f). On or prior to the fourth (4th) Business Day prior to each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due to Buyer on that Remittance Date. On or prior to the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account an amount sufficient to pay such amounts due to Buyer on that Remittance Date. On each Remittance Date, Buyer shall withdraw funds from amounts on deposit in the Operating Account to effect such payment to the extent of funds available. In the event that the funds on deposit in the Operating Account are insufficient to pay the amounts due to Buyer in full, Seller shall pay the amount of the shortfall on the date such payment is due by wire transfer of such amount to the Operating Account. At any time upon the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Paragraph 5(f).

(f)        Application of Funds.  After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and such other amounts on deposit in all or any of the Accounts other than escrow amounts held in the Impound Collection Account or another account and required to be used for the payment of taxes and insurance on any Purchased Mortgage Loan (i) first, to pay all out-of-pocket costs and expenses reasonably incurred by Buyer in connection with or as a result of a Default or an Event of Default (including, without limitation, reasonable attorneys’ fees, consulting fees, accounting fees, file transfer and inventory fees, costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses incurred in connection with a disposition of the Purchased Mortgage Loans), (ii) second, to Buyer for the payment of all accrued and unpaid Price Differential for all Transactions, (iii) third, to Buyer for the payment of the aggregate remaining unpaid Repurchase Price then due and payable, (iv) fourth, to Buyer to be applied by Buyer to the payment of all other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents and (v) fifth, any remaining proceeds to Seller or other Person legally entitled thereto.

(g)        Income.  Pursuant to Paragraph 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in the Income Account. Seller shall cause all Income to be deposited in the Income Account in accordance with applicable Approved Takeout Investor requirements, and no funds other than Income shall be deposited in the Income Account. Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyer until Seller has paid Buyer the full Repurchase Price in respect of such Transaction. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Buyer agrees that Seller or its designee shall be entitled to receive and retain that Income to the full extent it would be so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deposited in the Income Account and shall be deemed to be held by Seller solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans. If a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists, as of the date Income is paid on a Purchased Mortgage Loan subject to a Transaction hereunder, Seller agrees that Buyer shall have “control” of the Income Account within the meaning of Section 9-104 of the UCC. Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return funds on deposit in the Income Account to Seller if any amounts are owed to Buyer hereunder by Seller.

(h)        Seller’s Obligations.   The provisions of this Paragraph 5 shall not relieve Seller from its obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Seller hereunder or under any other Transaction Document.

6.	Security Interest; Assignment of Takeout Commitments

(a)        Security Interest.   Although the parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii) all Hedging Arrangements relating to the Purchased Mortgage Loans, (viii) the Income Account (together with all interest on the Income Account, all modifications, extensions and increases of the Income Account, and all sums now or at any time hereafter on deposit in the Income Account or represented by the Income Account), and (ix) all proceeds of the foregoing. Seller hereby authorizes Buyer to file such financing statements relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as Seller’s attorney-in-fact to take such other actions as Buyer reasonably deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize upon the Mortgage Assets. Seller shall pay all out-of-pocket fees and expenses reasonably incurred by Seller in connection with perfecting such Liens including, without limitation, the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages as and when required by Buyer in its sole discretion.

(b)       Assignment of Takeout Commitment.

(c)       The sale of each Mortgage Loan to Buyer shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement to deliver the Mortgage Loan to the Approved Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Approved Takeout Investor. Effective on and after the Purchase Date for each Mortgage Loan purchased by Buyer hereunder, Seller assigns to Buyer, free and clear of any Lien, all of Seller’s right, title and interest in any applicable Takeout Commitment and Takeout Agreement for such Mortgage Loan; provided that Buyer shall not assume or be deemed to have assumed any of the obligations of Seller under any Takeout Agreement or Takeout Commitment.

7.	Conditions Precedent

(a)        Conditions Precedent to the Effectiveness of this Agreement.   The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

(i)          on or before the date hereof, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit E in form and substance satisfactory to Buyer and its counsel;

(ii)         as of the date hereof, there has been no material adverse change in the financial condition of Seller since the most recent financial statements of Seller delivered to Buyer;

(iii)        as of the date hereof, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller;

(iv)        Seller shall have delivered to Buyer opinions of counsel substantially in the form of Exhibit F and in form and substance satisfactory to Buyer and its counsel;

(v)         Seller shall have delivered to Buyer such other documents, opinions of counsel and certificates as Buyer may reasonably request;

(vi)        Seller shall have established the Accounts, the Impound Collection Account, and the Income Account at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account; and

(vii)       on or before the date hereof, Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including, without limitation, due diligence fees and expenses and reasonable legal fees and expenses) and required to be paid hereunder and under the other Transaction Documents.

(b)       Conditions Precedent to Each Transaction.   Buyer’s obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent:

(i)           with respect to each Purchase Date, Seller shall have delivered to Buyer a Confirmation and the Loan Purchase Detail with respect to the Purchased Mortgage Loans subject to such Transaction;

(ii)         in the case of a Mortgage Loan subject to a Wet Funding, Buyer shall have received the documents described in items (i) through (iv) of the definition of Loan File, and, in the case of any other Mortgage Loan subject to such Transaction, Buyer shall have received the complete Loan File for such Mortgage Loan, in each case in form and substance reasonably satisfactory to Buyer;

(iii)        no Default or Event of Default shall have occurred and be continuing;

(iv)        no Margin Deficit shall exist either before or after giving effect to such Transaction;

(v)          this Agreement and each of the other Transaction Documents shall remain in full force and effect, and the Termination Date shall not have occurred;

(vi)        each Mortgage Loan subject to such Transaction is an Eligible Mortgage Loan;

(vii)       Seller’s representations and warranties in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Buyer in connection therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates which are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct on and as of the date made), and Seller shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or prior to the related Purchase Date;

(viii)      no Requirement of Law would prohibit the consummation of any transaction contemplated hereby, or would impose limits on the amounts that Buyer may legally receive or would impose a material tax or levy on such Transaction or the Purchase Price, Repurchase Price or any payments received in respect thereof;

(ix)       no action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Buyer in connection with the transactions contemplated by the Transaction Documents;

(x)        after giving effect to such Transaction, as of the related Purchase Date and as of the proposed Repurchase Date for such Transaction, no Purchased Mortgage Loan subject to a Transaction was originated more than thirty (30) days prior to such Purchase Date and such proposed Repurchase Date;

(xi)       Buyer shall have determined that the amounts on deposit in the Operating Account are sufficient to fund the difference between the Outstanding Principal Balance of the related Mortgage Loan and the Purchase Price to be paid by Buyer for the related Mortgage Loan, after taking into account the other obligations of Seller to be satisfied with the amounts on deposit in the Operating Account on such Purchase Date;

(xii)      after giving effect to such Transaction, the aggregate Purchase Price for all outstanding Transactions shall not exceed the Facility Amount;

(xiii)     Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested; and

(xiv)     Seller shall have deposited the amount required by Paragraph 5 into the Cash Pledge Account.

The acceptance by Seller of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by Seller that the foregoing conditions have been satisfied.

8.	Change in Requirement of Law

(a)	If any Change in Requirement of Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Buyer (except any such reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)        impose on Buyer or the London interbank market any other condition affecting this Agreement or Transactions entered into by Buyer;

and the result of any of the foregoing shall be to increase the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyer (whether of Repurchase Price, Price Differential or otherwise), then Seller will pay to

Buyer such additional amount or amounts as will compensate Buyer for such additional costs incurred or reduction suffered.

(b)       If Buyer determines that any Change in Requirement of Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of Buyer’s holding company as a consequence of this Agreement or the purchases made by Buyer to a level below that which Buyer or Buyer’s holding company could have achieved but for such Change in Requirement of Law (taking into consideration Buyer’s policies with respect to capital adequacy), then from time to time Seller will pay to Buyer such additional amount or amounts as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c)       A certificate of Buyer setting forth in reasonable detail the determination of the amount or amounts necessary to compensate Buyer or its holding company, as the case may be, as specified in Paragraph 8(a) or 8(b) above shall be delivered to Seller and shall be conclusive absent manifest error. Seller shall pay Buyer, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)       Failure or delay on the part of Buyer to demand compensation pursuant to this Paragraph shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Paragraph for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that Buyer notifies Seller of the Change in Requirement of Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor; provided further that, if the Change in Requirement of Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

9.	Segregation of Documents Relating to Purchased Mortgage Loans

All documents relating to Purchased Mortgage Loans in the possession of Seller shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans (including, without limitation, the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans or other Mortgage Loans with substantially identical terms to Seller pursuant to Paragraph 3 or 4.

10.	Representations and Warranties.

(a)       To induce Buyer to enter into this Agreement and the Transactions hereunder, Seller represents and warrants as of the date of this Agreement and as of each Purchase Date that each of the following statements is and shall remain true and correct throughout the term of this

Agreement and until all obligations, liabilities and indebtedness of Seller under this Agreement and the other Transaction Documents are paid in full.

(i)         Representations and Warranties Concerning Purchased Mortgage Loans.   By each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of the described sale of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each date thereafter that such Purchased Mortgage Loan remains subject to this Agreement, to represent and warrant that each Purchased Mortgage Loan then sold to Buyer is an Eligible Mortgage Loan.

(ii)        Organization and Good Standing.   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has the requisite limited liability company power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation or entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing could not reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Seller. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller transacts business.

(iii)      Authority and Capacity.   Seller has all requisite limited liability company power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law prior to the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those which have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents. If Seller is a depository institution, this Agreement shall be maintained in Seller’s official records.

(iv)      No Conflict.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien of any nature upon the properties or assets of Seller, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)          Performance.   Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant which it is required to perform under this Agreement and the other Transaction Documents.

(vi)        Ordinary Course Transaction.   The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Buyer nor the pledge, assignment, transfer and granting of a security interest to Buyer in the Mortgage Assets, by Seller pursuant to this Agreement are subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.

(vii)       Litigation; Compliance with Laws.   There is no Litigation pending or, to Seller’s knowledge threatened, that could reasonably be expected to cause a Material Adverse Effect or to materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement. Seller has not violated any Requirement of Law applicable to Seller which, if violated, could reasonably be expected to materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement or could reasonably be expected to cause a Material Adverse Effect.

(viii)      Statements Made.   The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(ix)        Approved Company.   Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.

(x)          Fidelity Bonds.   Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greater of (a) Five Hundred Thousand Dollars ($500,000), (b) the amount required by the Approved Takeout Investor and (c) the amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft, misappropriation, or errors or omissions.

(xi)       Solvency.  As of the date hereof and immediately after giving effect to each Transaction hereunder, to the best of Seller’s knowledge and belief, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller, and Seller is and will be solvent, is, will be able and intends, to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Loans with any intent to hinder, delay or defraud any Person.

(xii)        Reporting.  In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

(xiii)       Financial Condition.  The balance sheets of Seller provided to Buyer pursuant to Paragraph 11(g) (and, if applicable, its Subsidiaries, on a consolidated and consolidating basis) as at the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyer, fairly present the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates. On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of such balance sheet, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller which (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.

(xiv)       Regulation U.  Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(xv)        Investment Company Act.  Neither Seller nor any of its Subsidiaries is an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(xvi)       Agreements.  Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, materially or adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Paragraph 11(g). None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law. Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to result in a Material Adverse Effect. No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller or the relevant Subsidiary within the cure period provided therein. No Act of Insolvency with respect to Seller or any of its Subsidiaries or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.

(xvii)   Title to Properties.  Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its material properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Paragraph 11(g), except for such properties and assets that have been disposed of in the ordinary course of business or because they are no longer used or useful in the conduct of its business, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements and not prohibited under this Agreement and (i) the lien of current (nondelinquent) real and personal property taxes and assessments, and (ii) covenants, conditions and restrictions, rights of way, easements and other similar matters to which like properties and assets are commonly subject that do not materially interfere with the use of the property or asset as it is currently being used.

(xviii)  ERISA.  All plans (“Plans”) of a type described in Paragraph 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Paragraph 3(5) of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Paragraph 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Paragraphs 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such Plan, and no condition exists which presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Paragraphs of ERISA. No Plan or trust forming a part thereof has been terminated since December 1, 1974.

(xix)    Proper Names.  Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing. The only names used by Seller in its tax returns for the last five years are set forth in Exhibit K.

(xx)     No Undisclosed Liabilities.  Other than as disclosed in the financial statements delivered pursuant to Paragraph 11(g), Seller does not have any material liabilities or Debt, direct or contingent, other than those arising in the ordinary course of

Seller’s business since the dates of such financial statements and which do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, or those that, in accordance with GAAP, do not need to be disclosed thereon.

(xxi)    Tax Returns and Payments. All federal and material state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct in all material respects; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, which are, or should be, shown to be due and payable on such tax returns have been paid, including, without limitation, all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those which are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Paragraph 11(g) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

(xxii)   Subsidiaries. Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities (or other equity equivalent). The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid. Seller has no Subsidiaries as of the date of this Agreement except those listed in Exhibit G.

(xxiii)  Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws. Neither the foregoing nor any other provision of this Agreement or any other Transaction Document shall be construed to impose any obligation on Buyer to keep the above described materials confidential or to otherwise comply with the Fair Credit Reporting Act or any similar laws.

(xxiv)  No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied in all material respects with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(xxv)    Home Ownership and Equity Protection Act.     There is no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law in which the claim exceeds Five Hundred Thousand Dollars ($500,000) that Seller has not disclosed in writing to Buyer.

(xxvi)   Place of Business and Formation.    The principal place of business of Seller is located at the address set forth for Seller in Paragraph 15 (except that on or about October 31, 2009, such office and place of business shall be moved to 7390 S. Iola Street, Englewood, CO 80112). As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Paragraph 15. As of the date hereof, Seller’s jurisdiction of organization is the state specified in Paragraph 15.

(xxvii)  No Adverse Selection.   Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(xxviii) MERS. Seller and each Approved Takeout Investor is a member of MERS in good standing.

(xxix)   Seller is engaging in the Transactions as a principal.

(xxx)    No Default or Event of Default has occurred.

(b)       Mortgage Loan Representations.   Seller represents and warrants to Buyer that (i) each Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the Purchase Date therefor, (ii) each Mortgage Loan to be transferred from Seller to Buyer as an Additional Purchased Mortgage Loan is an Eligible Mortgage Loan on and as of the date of transfer thereof and (iii) each Purchased Mortgage Loan identified as an Eligible Mortgage Loan by Seller in any report or other information delivered to Buyer is an Eligible Mortgage Loan. Seller further makes the representations and warranties regarding each Purchased Mortgage Loan (including each Additional Purchased Mortgage Loan) as are set forth in Exhibit B.

(c)         Survival of Representations.   All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless of whether the subject matter thereof was under the control of Seller or a third party. Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Buyer hereunder, and Seller makes such representations and warranties in order to induce Buyer to purchase the Mortgage Loans. The representations and warranties by Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. All Seller representations and warranties shall survive delivery of the Loan Files and the Confirmations, purchase by Buyer of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by Seller and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Mortgage Loan Documents, related files or other documents delivered to Buyer.

11.	Seller’s Covenants.

Seller shall perform, and shall cause each of its Subsidiaries to perform, the following duties at all times during the term of this Agreement:

(a)       Maintenance of Existence; Conduct of Business.    Seller and each of its Subsidiaries shall preserve and maintain its existence in good standing and all of its material rights, privileges, licenses and franchises necessary in the normal conduct of its business, including without limitation its eligibility as lender, seller/servicer and issuer described under Paragraph 10(a)(ix); and each of Seller and its Subsidiaries shall conduct its business in an orderly and efficient manner and shall keep adequate books and records of its business activities, and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement. Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP. Seller shall remain a member of MERS in good standing.

(b)       Compliance with Applicable Laws.    Seller and each of its Subsidiaries shall comply with all Requirements of Law, a breach of which could reasonably be expected to affect the Mortgage Loans to be sold pursuant to this Agreement or that could reasonably be expected to result in a Material Adverse Effect, except where contested in good faith and by appropriate proceedings, and with sufficient reserves established therefor. Seller and each of its Subsidiaries shall comply with all Requirements of Law applicable to it and the Purchased Mortgage Loans or any part thereof (including, without limitation, any Agency Guidelines, all anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, the GLB Act and all consumer protection laws and regulations).

(c)       Inspection of Properties and Books.   Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, all at Seller’s expense and at such reasonable times upon three (3) Business Days prior written notice as Buyer may request; provided that if any Event of Default has occurred and is continuing, no such prior notice shall be required. Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Unless an Event of Default has occurred and is continuing, Buyer will notify Seller before contacting Seller’s accountants, and Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

(d)       Notices.  Seller will promptly, and in any case within three (3) Business Days of Seller’s discovery thereof, notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:

(i)         any change in Seller’s or any of its Subsidiary’s business address and/or telephone number;

(ii)        any merger, consolidation or reorganization of Seller or any of its Subsidiaries, or any changes in the ownership of Seller or any of its Subsidiaries by direct or indirect means. “Indirect” means any change in ownership of a controlling interest of the relevant Person’s direct or indirect parent;

(iii)       any change of the name or jurisdiction of organization of Seller or any of its Subsidiaries;

(iv)       any significant adverse change in the financial position of Seller or any of its Subsidiaries;

(v)        entry of any court judgment or regulatory order in which Seller or any Subsidiary of Seller is or may be required to pay a claim or claims which could reasonably be expected to have a material adverse effect on the financial condition of Seller or any of Seller’s Subsidiaries, on Seller’s ability to perform its obligations under any Transaction Document, or on the ability of Seller or any Subsidiary of Seller to continue its operations in a manner similar to its current operations;

(vi)       the filing of any petition, claim or lawsuit against Seller or any of Seller’s Subsidiaries which could reasonably be expected to have a material adverse effect on the financial condition of Seller or any Subsidiary of Seller, on Seller’s ability to perform its obligations under any Transaction Document, or on the ability of Seller or any Subsidiary of Seller to continue its operations in a manner similar to its current operations;

(vii)      Seller or any Subsidiary of Seller admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including but not limited to, its loan generation, sale or servicing operations;

(viii)     the initiation of any investigations, audits, examinations or reviews of Seller or any Subsidiary of Seller by any Agency, Governmental Authority, trade association or consumer advocacy group relating to the Origination, sale or servicing of mortgage loans by Seller or any Subsidiary of Seller or the business operations of Seller or any Subsidiary of Seller, with the exception of normally scheduled or other routine audits or examinations by the regulators of Seller or any Subsidiary of Seller;

(ix)        any disqualification or suspension of Seller or any Subsidiary of Seller by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;

(x)         the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including, but not limited to, those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide;

(xi)        the filing, recording or assessment of any federal, state or local tax Lien against Seller or any Subsidiary of Seller, or any of Seller’s or any such Subsidiary’s assets in an amount in excess of One Hundred Thousand Dollars ($100,000);

(xii)       the occurrence of any Event of Default hereunder or the occurrence of any Default;

(xiii)      the suspension, revocation or termination of any licenses or eligibility as described under Paragraph 10(a)(ix) of Seller or any Subsidiary of Seller if such action could reasonably be expected to result in a Material Adverse Effect;

(xiv)      any other action, event or condition of any nature which could reasonably be expected to result in a Material Adverse Effect or which, with or without notice or lapse of time or both, will constitute a default under any other material agreement, instrument or indenture to which Seller or any Subsidiary of Seller is a party or to which its properties or assets may be subject; or

(xv)       any alleged breach by Buyer of any provision of this Agreement or of any of the other Transaction Documents.

(e)	Payment of Debt, Taxes, etc.

(i)       Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller, its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise which, if unpaid, might become a Lien upon such properties or any part thereof; provided that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending; and provided further that book reserves adequate under GAAP shall have been established with respect thereto.

(ii)      (A)      All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding taxes imposed on (or measured by) its net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

          (B)       In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

          (C)       Seller agrees to indemnify Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this subparagraph, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

          (D)       Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder. Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this subparagraph (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Paragraph 11(e) with respect to Taxes imposed by the United States; provided that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

          (E)      If Buyer, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification had been paid by Seller pursuant to this Paragraph 11(e), Buyer shall promptly remit such refund, net of all reasonable out-of-pocket costs and expenses, to Seller; provided that Seller agrees to promptly return any such refund to Buyer if Buyer is required to repay such refund to the relevant taxing authority. Nothing contained herein shall impose an obligation on Buyer to apply for any such refund.

          (F)      Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of the Parties contained in this Paragraph 11(e) shall survive the termination of this Agreement. Nothing contained in this Paragraph 11(e) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

          (G)      Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Mortgage Loans and that the Mortgage Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(f)       Insurance.     Seller shall, and shall cause its Subsidiaries to, maintain (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution; and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any renewal of or modification to such coverage.

(g)       Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to Buyer:

(i)        As soon as available and in any event not later than 30 days after the end of each calendar month, statements of income and changes in stockholders’ equity of Seller and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the immediately preceding month, and related balance sheet as at the end of the immediately preceding month, and after the end of each fiscal quarter, statements of cash flow of Seller and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the immediately preceding quarter, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer or other Authorized Officer, subject, however, to normal year-end audit adjustments and the absence of footnotes or schedules;

(ii)       As soon as available and in any event not later than 90 days after Seller’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Seller, and, if applicable, Seller’s Subsidiaries, on a consolidated basis for the preceding fiscal year, the related balance sheet as at the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by Seller and reasonably acceptable to Buyer, as to said financial statements and a certificate signed by the chief financial officer or other Authorized Officer stating that said financial statements fairly present the financial condition, results and cash flows of operations of Seller (and, if applicable, Seller’s Subsidiaries on a consolidated basis) as at the end of, and for, such year;

(iii)      Together with each delivery of financial statements required in this Paragraph, a Compliance Certificate executed by the chief financial officer or other Authorized Officer;

(iv)      Photocopies of all regular or periodic financial and other reports, if any, which Seller or any Subsidiary of Seller shall file with the SEC or any other Governmental Authority (other than tax and limited liability company filings), not later than five (5) days after filing,

(v)       An executive summary of each audit completed by any Agency of Seller or any of its Subsidiaries by no later than fifteen (15) days after Seller receives such audit, and (except to the extent that Seller is prohibited by applicable Law or regulation from providing it) a photocopy of any such audit that is requested by Seller by no later than fifteen (15) days after receiving Buyer’s request for such photocopy;

(vi)      Not less frequently than once every week (and more often if requested by Buyer), a report in form and substance reasonably satisfactory to Buyer summarizing the

Hedging Arrangements, if any, then in effect with respect to all Mortgage Loans then owned by Buyer and interim serviced by Seller (or a Successor Servicer);

(vii)       On each Business Day, a data tape for Purchased Mortgage Loans including the information described on Exhibit I and such other information reasonably requested by Buyer from time to time; and

(viii)      From time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller as Buyer may reasonably request.

(h)          Limits on Distributions.  Seller shall not pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding, except that, so long as no Default or Event of Default exists at such time or will occur as a result of such payment, Seller may pay Permitted Dividends.

(i)          Use of Chase’s Name.  Seller shall and shall cause its Subsidiaries to, confine its use of Buyer’s logo and the “JPMorgan” and “Chase” names to those uses specifically authorized by Buyer in writing. Except where required by the federal Real Estate Settlement Procedures Act or HUD’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyer. None of Seller or its Subsidiaries may use Buyer’s name or logo to obtain any mortgage-related services without the prior written consent of Buyer.

(j)          Reporting.  In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

(k)          Transactions with Affiliates.  Seller will not and will not permit any of its Subsidiaries to (i) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or (b) both (1) in the ordinary course of Seller’s or such Subsidiary’s business and (2) upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Paragraph 11 to any Affiliate. Notwithstanding the foregoing, the following transactions are permitted: (A) (1) any investment in an existing Subsidiary or in any Subsidiary acquired, directly or indirectly, by Pulte Homes, Inc. or Seller as a result of the merger with Centex Corporation, and (2) the payment of management fees or other intercompany payables to Pulte Homes, Inc. in a manner and amount consistent with past practices; provided that, at the time of any such transaction, no Default or Event of Default exists or would result therefrom; and (B) the remittance of Loan proceeds to any Affiliate of Seller arising out of the sale of homes by such Affiliate financed by Seller in the ordinary course of business.

(l)       Defense of Title; Preservation of Mortgage Assets.  Seller warrants and will defend the right, title and interest of Buyer in and to all Mortgage Assets against all adverse claims and demands of all Persons whomsoever. Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets remain subject to a first priority perfected Lien hereunder subject only to such liens and encumbrances as are described in paragraph (b) of the attached Exhibit B. Without limiting the foregoing, Seller will comply with all Requirements of Law applicable to Seller and relating to the Mortgage Assets and cause the Mortgage Assets to comply with all applicable Requirements of Law. Seller will not allow any default to occur for which Seller is responsible under any Mortgage Assets or any Transaction Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Mortgage Assets and the Transaction Documents.

(m)     Limitation on Sale of Assets.  Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person; provided that Seller may (i) allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations and (ii) sell Mortgage Loans in the ordinary course of its business, including pursuant to mortgage repurchase facilities with third parties.

(n)      No Amendment or Compromise.  Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Mortgage Loans (except to the extent permitted by applicable Agency guidelines), any related rights or any of the Transaction Documents.

(o)      Loan Determined to be Defaulted or Defective.  Upon discovery by Seller that any Purchased Mortgage Loan is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.

(p)      Further Assurances.  Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of Buyer in the Mortgage Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

(q)      Hedging Arrangements.  If and to the extent (if any) that Buyer shall approve in writing Seller’s use of Hedging Arrangements in lieu of Takeout Commitments, Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments reasonably satisfactory to Buyer, with Persons reasonably satisfactory to Buyer, in order to mitigate the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.

(r)       No Guaranties.  Without the prior written consent of Buyer, Seller shall not, and shall not permit any of its Subsidiaries to, guaranty any Debt other than Debt incurred by a Subsidiary for a warehouse or repurchase facility for Mortgage Loans.

(s)       Underwriting Guidelines.  Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines in effect on the date hereof. Seller will not change its underwriting guidelines in any material respect without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

(t)       No Mergers, Acquisitions, Subsidiaries.  Seller will not consolidate or merge with or into any entity (unless Seller is the surviving entity), consolidate, acquire any interest in any Person or create, form or acquire any Subsidiary, except Seller may acquire CTX or may form a new Subsidiary to acquire the equity or assets of CTX.

(u)       UCC.  Seller will not change its name, identity, corporate structure or location (within the meaning of Paragraph 9-307 of the UCC) unless it shall have (i) given Buyer at least thirty (30) days’ prior written notice thereof and (ii) delivered to Buyer all financing statements, amendments, instruments, legal opinions and other documents requested by Buyer in connection with such change. Seller will keep its principal place of business and chief executive office at the location specified in Paragraph 15 (except that on or about October 31, 2009, such office and place of business shall be moved to 7390 S. Iola Street, Englewood, CO 80112), and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon thirty (30) days’ prior written notice to Buyer, at another location within the United States.

(v)       Takeout Commitments.  Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and Takeout Agreement and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Buyer in the Loan File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment and Takeout Agreement.

(w)       Financial Covenants.

(i)       Leverage Ratio.  Seller shall not permit the Leverage Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) to exceed 10 to 1 computed as of the end of each calendar month.

(ii)       Minimum Adjusted Tangible Net Worth.   Seller shall not permit the Adjusted Tangible Net Worth of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than Fifty-Seven Million Dollars ($57,000,000).

(iii)      Minimum Special Current Ratio.   Seller shall not permit the Special Current Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis), computed as of the end of each calendar month, to be less than 1.05 to 1.00.

(iv)      Maintenance of Liquidity.   Seller shall:

  (A)       maintain at all times unencumbered Liquidity in an amount greater than or equal to three percent (3%) of actual total assets (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties); and

  (B)       maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than fifty percent (50%) of Seller’s aggregate Available Warehouse Facilities.

(v)       Net Income.   For each of the quarters ending September 30, 2009, and December 31, 2009, Seller’s negative net income before taxes shall not be more than $3,000,000. Commencing with the quarter ending March 31, 2010, Seller shall not permit its net income before taxes, for such quarter and each calendar quarter thereafter, to be less than One Dollar ($1).

(vi)      Maximum Warehouse Capacity Ratio.   Seller shall not permit the Maximum Warehouse Capacity Ratio of Seller (and, if applicable, its Subsidiaries, on a consolidated basis) to exceed 20 to 1, computed as of the end of each calendar month.

(vii)     Wholesale Originations.   Seller shall Originate no more than twenty percent (20%) of its total Mortgage Loan originations in any calendar month through wholesale or broker originations.

(x)         Government Regulation.   Seller shall not (1) be or become subject at any time to any Requirement of Law (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyer from making any advance or extension of credit to Seller or from otherwise conducting business with Seller, or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Buyer at any time to enable Buyer to verify Seller’s identity or to comply with any applicable Requirement of Law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(y)         Management Change.   Seller will notify Buyer in writing within thirty (30) days after any material change in the management of Seller (For purposes hereof, a material change in the management of Seller shall consist of Debra Still no longer serving as Chief Executive Officer of Seller or David Bruining no longer serving as Chief Financial Officer of Seller). If Buyer reasonably disapproves of the change in management, Buyer shall give written notice of disapproval within thirty (30) days after receipt of Seller’s notice together with Buyer’s recommendations for resolving such management change to Buyer’s satisfaction. If Seller opts not to resolve such change in management to Buyer’s satisfaction within thirty (30) days after Buyer’s notice of disapproval, Buyer may accelerate the Termination Date by giving written notice of the accelerated Termination Date to Seller.

12.	Events of Default; Remedies.

(a)       Each of the following events shall, upon the occurrence and continuance thereof, be an “Event of Default”:

(i)       Seller shall fail to:

(A)      remit any Repurchase Price when due;

(B)      remit any Price Differential or Facility Fee when due and such failure is not cured within one (1) Business Day after the relevant due date;

(C)      deposit when due any Income into the Income Account;

(D)      remit any fees (other than the Facility Fee), escrow payment or other amount when due pursuant to the terms of this Agreement or any other Transaction Document and such failure is not cured within three (3) Business Days after the relevant due date;

(E)      cure any Margin Deficit as provided in Paragraph 4; or

(F)      repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder; or

(ii)      (A) any representation or warranty made by Seller in connection with this Agreement or any other Transaction Document or contained herein or therein is inaccurate or incomplete in any material respect on or as of the date made or hereafter becomes untrue in any material respect or (B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller (either before or after the date hereof) to Buyer pursuant to the terms of any Transaction Document is untrue or incorrect in any material respect as of the date when made or deemed made; provided that, notwithstanding the foregoing, any breach of a representation and warranty with respect to a Purchased Mortgage Loan under Paragraph 10(a)(i) or Paragraph 10(b) (including any such representation and warranty set forth in Exhibit B) shall not constitute a Default or Event of Default hereunder if such breach was not knowing, willful or fraudulent and either (x) such breach does not result in a Margin Deficit under Paragraph 4 or (y) if such breach results in a Margin Deficit under Paragraph 4, Seller cures such Margin Deficit as provided in Paragraph 4; or

(iii)     Seller shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in Paragraph:

 (A)      11(c) (Inspection of Properties and Books);

 (B)      11(o) (Loan Determined to be Defaulted or Defective)

 (C)      11(w) (Financial Covenants); or

 (D)      11(y) (Management Change); or

(iv)      Seller shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in Paragraph:

 (A)      11(d) (Notices);

 (B)      11(f) (Insurance);

 (C)      11(g) (Financial Statements and Other Reports);

 (D)      11(h) (Limits on Distributions);

 (E)      11(k) (Transactions with Affiliates);

 (F)      11(l) (Defense of Title; Preservation of Mortgage Assets);

 (G)      11(m) (Limitation on Sale of Assets);

 (H)      11(n) (No Amendment or Compromise);

 (I)       11(p) (Further Assurances);

 (J)       11(q) (Hedging Arrangements);

 (K)     11(r) (No Guaranties);

 (L)      11(s) (Underwriting Guidelines);

 (M)     11(t) (No Mergers, Acquisitions, Subsidiaries); or

 (N)      11(v) (Takeout Commitments)

and Seller fails to cure such failure and all of its material effects for a period of five (5) Business Days; or

(v)      Seller shall fail in the observance or performance of any duty, responsibility or obligation imposed by or set forth in:

(A)      Paragraph 11(a) (Maintenance of Existence; Conduct of Business) other than the provisions thereof described or referred to in subparagraph 12(a)(viii), 12(a)(ix) or 12(a)(x) below;

(B)       Paragraph 11(b) (Compliance with Applicable Laws);

(C)       Paragraph 11(e) (Payment of Debt, Taxes, etc.);

(D)       Paragraph 11(i) (Use of Chase’s Name);

(E)       Paragraph 11(j) (Reporting);

(F)       Paragraph 11(u) (UCC);

(G)       Paragraph 11(x) (Government Regulation); or

(H)       any provision of this Agreement or any of the other Transaction Documents except those Paragraphs of this Agreement that are specifically referenced in this Paragraph 12(a);

and Seller fails to cure such failure and all of its material effects for a period of thirty (30) days; or

(vi)       any Act of Insolvency occurs with respect to (A) Seller or Pulte Homes, Inc., or (B) any of Seller’s Subsidiaries and, in the case of an event under this clause (B), such Act of Insolvency could reasonably be expected to result in a Material Adverse Effect; or

(vii)      a judgment or decree is entered against Seller or any of its Subsidiaries involving claims in an amount in excess of Five Hundred Thousand Dollars ($500,000) not paid or not fully covered by insurance and such judgment or decree is not vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from entry thereof; or

(viii)     any Agency, or private investor, or any other Person seizes or takes control of the servicing portfolio of Seller or any of Seller’s Subsidiaries, for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or

(ix)       any Agency revokes or materially restricts the authority of Seller or any of Seller’s Subsidiaries to Originate, purchase, sell or service Mortgage Loans, or Seller, any of Seller’s Subsidiaries, or any Subservicer shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency; or

(x)        any Governmental Authority other than an Agency revokes or materially restricts the authority of Seller or any of Seller’s Subsidiaries to Originate, purchase, sell or service Mortgage Loans, and such revocation, restriction or failure could reasonably be expected to result in a Material Adverse Effect; or

(xi)       there is a material default by Seller or any of its Affiliates or Subsidiaries under an agreement (if any) that Seller, or any of its Affiliates or Subsidiaries, has entered into with Buyer, or any of its Affiliates or Subsidiaries; or

(xii)      Seller or any of its Subsidiaries fails to pay when due any other Debt in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate beyond any period of grace provided, or there occurs any breach or default with respect to any material term of any such Debt, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of such Person to become or be declared due prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(xiii)     there is a Material Adverse Effect; or

(xiv)     Seller or any of its Subsidiaries defaults under any mortgage loan repurchase arrangement in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate similar to this Agreement, including off balance sheet repurchase arrangements, or under any warehouse lending arrangement in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate, including off balance sheet warehouse lending arrangements, which it may have with any other Person, beyond any period of grace provided beyond any applicable notice and grace periods; or

(xv)      (A)  Seller shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate or disaffirm its obligations under any such Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any of Seller’s material obligations under any Transaction Document shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

(xvi)     any Governmental Authority or any Person acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any of its Subsidiaries, or any Subservicer, or shall have taken any action to displace the management of Seller or any of its Subsidiaries or to curtail its authority in the conduct of the business of Seller or any of its Subsidiaries, or to restrict the payment of dividends to Seller by any Subsidiary of Seller, and such action shall not have been discontinued or stayed within thirty (30) days; or

(xvii)    any Change in Control of Seller or any of its Subsidiaries shall have occurred without Buyer’s prior written consent; or

(xviii)   any failure by Seller to deliver assignments executed in blank to Buyer or its designee for any Purchased Mortgage Loan within five (5) Business Days following any termination of Seller’s MERS membership; or

(xix)     the initiation of any investigation of Seller by any Governmental Authority, which is reasonably likely to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents;

provided, that Seller is not otherwise prohibited from disclosing the fact of the investigation; or

(xx)       the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller or any of its Subsidiaries; or

(xxi)      Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)       If an Event of Default occurs and is continuing, then, Buyer may, at its option by written notice to Seller (i) declare the Repurchase Date for each outstanding Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise, such Transaction shall be deemed immediately canceled), (ii) terminate and replace Seller as interim servicer with respect to any Mortgage Assets at the cost and expense of Seller, (iii) direct or cause Seller to direct, all Mortgagors to remit all Income directly to an account specified by Buyer and (iv) terminate any commitment of Buyer to purchase Mortgage Loans under this Agreement.

(c)       If Buyer has exercised the option referred to in Paragraph 12(b), then (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions on the Repurchase Date determined in accordance with Paragraph 12(b)(i) shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (i) the Pricing Rate for such Transaction and (ii) two percent (2.0%) plus the Prime Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to Paragraph 12(b) (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to clause (iii) or clause (iv) of this Paragraph and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Paragraph 12(d), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (iv) in accordance with Paragraphs 4 and 5, all amounts on deposit in the Accounts, shall be applied by Buyer to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (v) Seller shall, if directed by Buyer in writing, immediately deliver to Buyer any documents then in Seller’s possession relating to any Purchased Mortgage Loans subject to such Transactions, (iv) Buyer may, by notice to Seller, declare the Termination Date to have occurred, except that, in the case of any event described in Paragraph 12(a)(vi), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

(d)      Upon the occurrence and during the continuance of any Event of Default, without prior notice to Seller, Buyer may (A) immediately sell, on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents.

           The proceeds of any disposition described above shall be applied first, to the out-of-pocket costs and expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default (including, without limitation, legal fees, consulting fees, accounting fees, file transfer and inventory fees, costs and expenses incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents, and sixth, any remaining proceeds shall be paid to Seller or other Person legally entitled thereto.

           The parties acknowledge and agree that (1) the Purchased Mortgage Loans subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Mortgage Loans, Buyer may establish the source therefor in its sole discretion, (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Mortgage Loans) and (4) in soliciting price, bid and offer quotations for any Purchased Mortgage Loan, it is reasonable for Buyer to use only the information provided by Seller on the daily data tape pursuant to Paragraph 11(g)(vii). The parties further recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid at such time. In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day and no such exercise of any right or remedy shall constitute a waiver of any other right or remedy of Buyer.

(e)       Seller shall be liable to Buyer for (i) the amount of all reasonable legal fees or other out-of-pocket expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the reasonable out-of-pocket cost (including all fees, expenses and commissions determined in good faith) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage or out-of-pocket cost or expense reasonably incurred directly arising or resulting from the occurrence of an Event of Default.

(f)       To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by or on behalf of Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Paragraph 12(f) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction and the Prime Rate.

(g)       If an Event of Default occurs and is continuing, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.

(h)       Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.

13.	Interim Servicing of the Purchased Mortgage Loans

(a)       As a condition of purchasing an Eligible Mortgage Loan, Buyer hereby engages Seller to interim service such Purchased Mortgage Loan as agent for Buyer for a term of forty-five (45) days during the Post Origination Period (the “Interim Servicing Term”), which is renewable as provided in clause (vi) below, on the following terms and conditions:

(i)        Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Agreement and the Approved Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Agreement is not voided or reduced by such interim servicing and temporary administration;

(ii)       If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer prior to such Purchase Date or interim servicing transfer date, as applicable. Each such Subservicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Buyer’s sole discretion. In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly. Any termination of Seller as interim servicer shall automatically terminate each Subservicer. In the event that any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to originate, sell or service Mortgage Loans, or any Subservicer shall fail to meet all requisite originator, seller and servicer eligibility qualifications promulgated by any Agency, Buyer may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Buyer.

(iii)       Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan prior to Seller’s repurchase thereof from Buyer (by payment to Buyer of the Repurchase Price on the applicable Repurchase Date) other than an interim servicing transfer to a Subservicer approved by Buyer pursuant to a Subservicing Agreement approved by Buyer as described above in this Paragraph.

(iv)       Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Buyer’s possession, to Buyer’s designee upon the earliest of (w) the occurrence of a Default or Event of Default hereunder, (x) the termination of Seller as interim servicer by Buyer pursuant to Paragraph 13(a)(v), (y) the expiration (and non-renewal) of the Interim Servicing Term, or (z) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Paragraph shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(v)        Buyer shall have the right to terminate Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable in Buyer’s sole discretion, upon written notice, at any time after any Event of Default has occurred and is continuing.

(vi)       The Interim Servicing Term will be deemed renewed for an additional forty-five (45) days on each Remittance Date succeeding the related Purchase Date unless (i) Seller has sooner been terminated as interim servicer of all of the Purchased Mortgage Loans or (ii) an Event of Default has occurred and is continuing on such Remittance Date, in which latter event the Interim Servicing Term will expire on such Remittance Date unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term.

(vii)      The Interim Servicing Term will automatically terminate and Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for

Buyer or to make the delivery of documents required under this Paragraph, upon receipt by Buyer of the Repurchase Price therefor.

(viii)     Buyer has no obligation to pay Seller a fee for the interim servicing obligations Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing and such interim servicing rights have no monetary value.

(b)       During the period Seller is interim servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Servicing Rights, Credit Files and Servicing Records and Seller acting as interim servicer shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan; Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by Seller being in a temporary custodial capacity only.

(c)       Seller further covenants as follows:

(i)         Buyer may, at any time during Seller’s business hours on reasonable notice (provided that upon or during the occurrence of a Default or Event of Default, no such notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;

(ii)        At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include, but shall not be limited to, a description of any event that could reasonably be expected to cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could reasonably be expected to cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)       Seller shall promptly notify Buyer if it becomes aware of any payment default that occurs under the Purchased Mortgage Loan or any default under any Subservicing Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and

(iv)       If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.

(d)       Seller shall release its custody of the contents of any Credit File and any Loan File only (i) in accordance with the written instructions of Buyer, (ii) upon the consent of Buyer when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, or is required to complete the Takeout Funding or comply with the Takeout Guidelines, or (iii) as required by any Requirements of Law.

(e)       Buyer reserves the right to appoint a successor interim servicer, or a regular servicer, at any time after any Event of Default has occurred and is continuing, to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion. If Buyer elects to make such an appointment after the occurrence of a Default or an Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with all funds in the Impound Collection Account and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer. Seller shall have no claim for lost interim servicing income, any termination fee, lost profits or other damages if Buyer appoints a Successor Servicer hereunder. Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Seller.

(f)       In the event Seller is terminated as interim servicer of any Purchased Mortgage Loan, whether by expiry of the Interim Servicing Term or by any other means, Seller shall cooperate with Buyer in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer. Without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the Successor Servicer or Buyer shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Buyer or Buyer’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans. Seller agrees that if Seller fails to cooperate with Buyer or any Successor Servicer in effecting the termination of Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor Servicer in accordance with the terms hereof, Buyer will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.

(g)       Notwithstanding anything to the contrary in any Transaction Document, Seller and Buyer agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Buyer on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such Purchased Mortgage Loans.

14.	Single Agreement

Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.	Notices and Other Communications

Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine, (ii) by email, upon confirmation of receipt by the recipient, (ii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iii) if mailed by overnight courier, on the following Business Day, in each case addressed as follows:

if to Seller:

Pulte Mortgage LLC

7475 South Joliet Street

Englewood, CO 80112

Attention: David M. Bruining

Telephone: (303) 493-2900

Facsimile: (303) 493-3157

Email: dave.bruining@pulte.com

if to Buyer:

JPMorgan Chase Bank, N.A.

712 Main Street, 7th Floor

Houston, Texas 77002

Attention: Jack Camiolo

Telephone: (713) 216-3019

Facsimile: (713) 216-3024

Email: jack.j.camiolo@chase.com

with copies to:

James D. Brown

Chase Mortgage Warehouse Finance

14800 Frye Road, Mailstop TX1 - 0022

Fort Worth, TX 76155

Telephone: 817-399-5086

Facsimile: 817-399-5117

Email: james.dean.brown@chase.com

and

Marjorie A. Hirsch

Vice President and Assistant General Counsel

Legal and Compliance Department

JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor (Mail Code TX2-F069)

Houston, TX 77002

Telephone: 713-750-2305

Facsimile: 713-750-2346

Email: midge.hirsch@jpmorgan.com

Either Party may revise any information relating to it by notice in writing to the other Party, in accordance with the provisions in this paragraph.

16.	Fees and Expenses; Indemnity

(a)       Seller will promptly pay all out-of-pocket costs and expenses reasonably incurred by Buyer, including, without limitation, reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents, (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Buyer hereunder, (iii) protection of the Purchased Mortgage Loans (including, without limitation, all costs of filing or recording any assignments, financing statements, amendments and other documents), (iv) performance of due diligence, collateral audits and servicing appraisals by Buyer or any agent of Buyer conducted prior to and after the date hereof, and (v) enforcement of Buyer’s rights hereunder and under any other Transaction Document (including, without limitation, costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller, appeals and any anticipated post-judgment collection services).

(b)       In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s Affiliates and Subsidiaries and their respective directors, officers, agents, advisors and employees (collectively the “Indemnified Parties”) against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims and out-of-pocket costs and expenses reasonably incurred (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Mortgage Loan or the servicing of any Purchased Mortgage Loans by Seller or any Subservicer; provided that Seller shall not be required to indemnify any Indemnified Party to the extent such Losses result from the gross negligence or willful misconduct of such Indemnified Party. The provisions of Paragraph 16 shall survive the termination of this Agreement.

17.	Shipment to Approved Takeout Investor; Trust Release Letters

(a)       Shipping Instructions. If Seller desires that Buyer send a Mortgage Note and the related Mortgage to an Approved Takeout Investor, rather than to Seller directly, in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Buyer Shipping Instructions to instruct Buyer when and how to send such Mortgage Note and related Mortgage to such Approved Takeout Investor. Buyer shall use its best efforts to send each Mortgage Note and related Mortgage on or before the date specified for shipment in the Shipping Instructions in accordance with the cutoff times specified in the “Chase Mortgage Warehouse Finance Customer Reference Guide” provided by Buyer to Seller, or otherwise specified by Buyer to Seller in writing from time to time. If Seller instructs Buyer to send a Mortgage Note and related Mortgage before the Repurchase Date, Buyer will send the Mortgage Note and related Mortgage under a Bailee Letter. If Seller does not provide Buyer with Shipping Instructions with respect to a Mortgage Loan, Buyer shall send the Mortgage Note and related Mortgage to Seller at such time as Buyer receives the Repurchase Price.

(b)       Trust Release Letters. If Seller believes that a Mortgage Note contains one or more aspects that are correctable and necessary to facilitate the purchase or enforceability of that Mortgage Note, then Seller may deliver a Trust Release Letter to Buyer to request the release of the Mortgage Note to Seller for the purpose of making that correction. If Buyer, in its reasonable discretion, deems the reason stated by Seller in the Trust Release Letter to be sufficient to cause the Mortgage Note to be returned to Seller for correction, then Buyer will deliver the Mortgage Note to Seller at its earliest convenience. Seller shall return the corrected Mortgage Note to Buyer no later than the twenty-one (21) days after the date of the related Trust Release Letter. At all times any Mortgage Note is in the possession Seller pursuant to a Trust Release Letter, Seller shall hold such Mortgage Note in trust for the benefit of Buyer. At no time shall the aggregate original Outstanding Principal Balance of all Mortgage Notes released to Seller pursuant to this paragraph exceed Five Million Dollars ($5,000,000).

18.	Further Assurances.

Seller shall (i) promptly provide such further assurances or agreements as Buyer may request in good faith in order to effect the purposes of this Agreement and (ii) on or prior to the date hereof, mark its systems and/or other data processing records evidencing the Purchased Mortgage Loans with a legend or other identifier, reasonably acceptable to Buyer, evidencing that Buyer has acquired an interest therein as provided in this Agreement.

19.	Buyer as Attorney-in-Fact

Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Buyer shall have the right and power to receive, endorse and collect all checks made payable to the order of Seller representing any Income on any of the Purchased Mortgage Loans and to give full discharge for the same. Buyer agrees to not take any action as Seller’s attorney-in-fact pursuant to the authority granted by this Paragraph unless an Event of Default has occurred and is continuing.

20.	Wire Instructions

(a)       Unless otherwise specified in this Agreement, any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Bank:

Account Name: Pulte Mortgage LLC
Acct. No.:
Reference:

(b)       Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

Bank:

ABA:

Account Name:

Acct. No.:

Attn:

Amounts received after 4:00 p.m., Houston, Texas time, on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

21.	Entire Agreement; Severability

This Agreement, as supplemented by the Side Letter, shall supersede any existing agreements between the Parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.	Assignments; Termination

(a)       The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)       Buyer may assign all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets at any time without the consent of any Person, provided that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing. Any such assignment shall be in a minimum amount of at least Five Million Dollars ($5,000,000) unless otherwise consented to by Seller; provided that Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing. Resales of Purchased Mortgage Loans by Buyer (subject to Seller’s right to repurchase the Purchased Mortgage Loans or Mortgage Loans substantially similar to the Purchased Mortgage Loans) in accordance with applicable law, shall be permitted without restriction. Buyer may sell participation interests in all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets to any Person at any time without the consent of any Person. In addition to, and notwithstanding any provision to the contrary in, the foregoing, Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan to any Person that subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan.

(c)       In addition to the foregoing, Buyer may, at any time, pledge or grant a Lien in all or any portion of its rights under this Agreement (including, without limitation, any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.

(d)       Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

(e)       Notwithstanding any of the foregoing provisions of this Paragraph, Buyer shall not be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 12.

(f)        This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination

Date on which all Repurchase Prices and all other obligations of Seller under the Transaction Documents have been paid in full.

23.	Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

24.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK , WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)       SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS PARAGRAPH 24 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN PARAGRAPH 15.

(c)       EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY EVIDENCED BY THIS AGREEMENT.

25.	No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the Parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) hereof will not constitute a waiver of any right to do so at a later date.

26.	Use of Employee Plan Assets

(a)       If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by Seller in a Transaction, Seller shall so notify Buyer prior to the Transaction. Seller shall represent in writing to Buyer that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Buyer may proceed in reliance thereon but shall not be required so to proceed.

(b)       Subject to the last sentence of Paragraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)       By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as any such Transaction is outstanding.

27.	Intent

(a)       The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Paragraph 741 of the Bankruptcy Code. Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Paragraph 741 of the Bankruptcy Code in any dispute or proceeding.

(b)       It is understood that either Party’s right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 12 hereof, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Paragraphs 555 and 559 of the Bankruptcy Code.

(c)       The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)       It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the Parties is not a “financial institution” as that term is defined in FDICIA).

(e)       It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Paragraph 101 of the Bankruptcy Code, and that either Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Paragraph 561 of the Bankruptcy Code.

28.	Disclosure Relating to Certain Federal Protections

The Parties acknowledge that they have been advised that:

(a)       in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Paragraph 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Party with respect to any Transaction hereunder;

(b)       in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Paragraph 15C of the 1934 Act, SIPA will not provide protection to the other Party with respect to any Transaction hereunder; and

(c)       in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

29.	Confidentiality

(a)       Confidential Terms.

(i)       The Parties hereby acknowledge that they may disclose to each other certain confidential information relating to the Parties’ operations, computer systems, technical data, business methods and other information designated by the disclosing Party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure, as well as the confidential terms set forth in any of the Transaction Documents or the Transactions contemplated thereby. Such confidential information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (1) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either Party or its affiliated or related entities and the terms and conditions of the Transaction Documents and the Transactions, as they may be modified or amended from time to time; (2) any of the foregoing related to either Party or its related or affiliated entities and/or its present or future activities and (3) any term or condition of any agreement (including this Agreement) between either Party and any individual or entity relating to any of their business operations. All of the confidential information described or referred to above is herein collectively called the “Confidential Information”.

(ii)       The Parties agree (1) that all Confidential Information provided by one Party to the other shall be kept confidential, not used except in furtherance of this Agreement, the Transactions and other agreements, transactions or relations between the Parties and their respective Affiliates; (2) to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as such Party exercises with its own information of similar nature and (3) not to divulge the Confidential Information to any Person without the prior written consent of the disclosing Party except to the extent that:

(A)       such Person is an Affiliate, Subsidiary, division or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company;

(B)       such information is already known to the receiving Party at the time it is obtained from the disclosing Party;

(C)       such information is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the Party receiving the Confidential Information;

(D)       such information is lawfully obtained by the Party receiving the Confidential Information from sources independent of the Party disclosing it, which sources are not known to the receiving Party to be under any obligation of confidentiality to the disclosing Party;

(E)       such information is independently developed by the receiving Party without any use of the Confidential Information of the disclosing Party;

(F)        in the receiving Party’s opinion, it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws or regulations;

(G)       in the event of a Default or and Event of Default Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder; or

(H)     Buyer deems necessary or appropriate, in connection with an assignment or participation under Paragraph 22 of this Agreement or in connection with any hedging transaction related to Purchased Mortgage Loans, provided that the Person to whom disclosure is to be made pursuant to this subparagraph 29(a)(ii)(H) shall have agreed prior to such disclosure to be bound by the terms of this Paragraph 29.

(iii)     Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose (except as provided in subparagraph 29(a)(ii)) the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Facility Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.

(iv)     If any Party or any of its successors, subsidiaries, officers, directors, employees, agents or representatives, including, without limitation, its insurers, sureties and attorneys, breaches its duty of confidentiality under this Paragraph 29, the nonbreaching Party shall be entitled, subject to the provisions of Paragraph 31, to all remedies available at law or in equity, including, without limitation, injunctive relief.

(v)      The provisions set forth in this Paragraph 29 shall survive the termination of this Agreement for a period of one (1) year following such termination.

(b)       Privacy of Customer Information. The Seller’s Customer Information in the possession of Buyer, other than information independently obtained by Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Seller. Except in accordance with this Paragraph 22(b), Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of Buyer’s employees, agents or contractors or any third party not affiliated with Buyer. Buyer may use or disclose Seller’s Customer Information only to the extent necessary (i) for examination and audit of Buyer’s activities, books and records by Buyer’s regulatory authorities, (ii) to protect or exercise Buyer’s rights and privileges or (iii) to carry out Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors), and for no other purpose; provided that Buyer may also use and disclose the Seller’s Customer Information as expressly permitted by Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. Buyer shall take commercially reasonable steps to ensure that each Person to which Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise Buyer’s rights and privileges, or to carry out Buyer’s express obligations, under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Investors). Buyer agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, Buyer shall use at least the same physical and other security measures to protect all of the Seller’s Customer Information in their possession or control as each of them uses for its own customers’ confidential and proprietary information.

30.	Setoff

Except to the extent specifically permitted herein, Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Buyer (or any disclosed principal for which Buyer is acting as agent) at any time held by or in the possession of Seller.

Seller agrees that Buyer may, after any Event of Default shall have occurred and be continuing, setoff any funds or monies of Seller then held by or in the possession of Buyer, whether in connection with this Agreement, any other Transaction Document or otherwise, against any amounts Seller owes to Buyer pursuant to the terms of this Agreement or any other Transaction Document.

31.	WAIVER OF SPECIAL DAMAGES.

SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

32.	USA PATRIOT ACT NOTIFICATION.

The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Seller: When Seller opens an account, if Seller is an individual, Buyer will ask for Seller’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Buyer to identify Seller, and if Seller is not an individual, Buyer will ask for Seller’s name, taxpayer identification number, business address, and other information that will allow Buyer to identify Seller. Buyer may also ask, if Seller is an individual, to see Seller’s driver’s license or other identifying documents, and if Seller is not an individual to see Seller’s legal organizational documents or other identifying documents.

EXECUTED as of the date first above written.

[Remainder of page intentionally blank.]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kenneth Brock
Name: Kenneth Brock
Title: Senior Vice President

PULTE MORTGAGE LLC

By:	/s/ David M. Bruining
Name: David M. Bruining
Title: SVP and CFO

Signature Page to

Master Repurchase Agreement

List of Exhibits and Schedules

Exhibit A	Form of Confirmation

Exhibit B	Mortgage Loan Representations and Warranties

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Shipping Instructions

Exhibit E	Conditions Precedent Documents

Exhibit F	Required Opinions of Counsel

Exhibit G	Subsidiary Information

Exhibit H	Form of Subservicer Letter

Exhibit I	Fields for Daily Data Tape

Exhibit J	Form of Bailee Letter

Exhibit K	Seller Names from Tax Returns

Exhibit L	Form of Trust Release Letter

Schedule I	Approved Takeout Investors

Schedule II	Seller’s Authorized Signers

EXHIBIT A

FORM OF CONFIRMATION

CONFIRMATION

TO:	[NAME OF SELLER]

FROM:	JPMorgan Chase Bank, N.A.

RE:	Confirmation under Master Repurchase Agreement (the “Agreement”) between JPMorgan Chase Bank, N.A. and Pulte Mortgage LLC

JPMorgan Chase Bank, N.A. (“Buyer”) is pleased to confirm your sale and its purchase of the Mortgage Loans described below and listed on the attached Loan Purchase Detail pursuant to the Agreement under the following terms and conditions:

ORIG. PRINCIPAL AMOUNT OF MORTGAGE LOANS:	As set forth on attached Loan Purchase Detail

CURRENT PRINCIPAL AMOUNT OF MORTGAGE LOANS:	As set forth on attached Loan Purchase Detail

PURCHASE DATE:	The date specified as the Purchase Date in the request related to this Confirmation

REPURCHASE DATE:	45 days after Purchase Date or such earlier date as required by, or otherwise determined in accordance with, the Agreement

PURCHASE PRICE:

(a)    for any CL Loan, the Purchase Price set forth in the Side Letter applicable to CL Loans on the Purchase Date; and

(b)    for any other Eligible Mortgage Loan, the Purchase Price set forth in the Side Letter as applicable to Eligible Mortgage Loans other than CL Loans on the Purchase Date.

Exhibit A-1

PRICING RATE:

(a)      for any CL Loan, the per annum percentage rate set forth in the Side Letter as applicable to CL Loans on the Purchase Date; and

(b)      for any other Mortgage Loan, the per annum percentage rate set forth in the Side Letter as applicable to Mortgage Loans other than CL Loans on the Purchase Date.

PRICE DIFFERENTIAL (TO BE PAID ON EACH APPLICABLE REMITTANCE DATE):

For each month (or portion thereof) during which the Transaction is outstanding, the sum of the following amount for each day during that month (or portion thereof): the weighted average of the applicable Pricing Rates for such day multiplied by the aggregate outstanding Purchase Price on such day divided by 360. The Price Differential for the Transaction shall accrue during the period commencing on (and including) the day on which the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for the Transaction and ending on (but excluding) the date on which the Repurchase Price is paid.

The Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein. All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Agreement.

Exhibit A-2

EXHIBIT B

MORTGAGE LOAN

REPRESENTATIONS AND WARRANTIES

With respect to each Mortgage Loan, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder, and (ii) at all times while the Transaction Documents and any Transaction hereunder is in full force and effect, Seller represents and warrants to Buyer that each of the statements set forth in the lettered paragraphs of this Exhibit B is true and correct. For purposes of this Exhibit B and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)        Mortgage Loans as Described.    The information set forth in the related Loan Purchase Detail is complete, true and correct.

(b)        Valid First Lien.    The Mortgage is properly recorded and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan which is indicated by Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller and which do not adversely affect the appraised value of the Mortgaged Property, and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and Seller has full right to sell and assign the related Mortgage Assets to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a Lien subordinate to the Lien of the Mortgage.

(c)        Validity of Mortgage Documents.  With respect to each Mortgage Loan, Seller or its designee has in its possession all Servicing Files, or any miscellaneous items (except for those Servicing Files disclosed to Buyer by Seller as outstanding). The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the

Exhibit B-1

Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law, and Seller has taken all action necessary to transfer such rights of enforceability to Buyer. Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered pursuant to this Agreement shall be delivered to Buyer, within the time frames set forth in this Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied. There is only one original executed Mortgage Note with respect to such Mortgage Loan.

(d)        Customary Provisions.      The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or right available to the Mortgagor or any other person which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgage Note and Mortgage are on forms that are conforming to the Agency Guidelines and the Takeout Guidelines, as applicable.

(e)        Original Terms Unmodified.      The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which (a) have been recorded in the applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage, and (b) which have been delivered to Buyer; the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by Seller and is reflected appropriately on any and all documentation or data and is true and accurate in all respects. No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the loan file. As of the Purchase Date, the full original principal amount of each Mortgage Loan, net of any discounts, has been fully disbursed as provided for in the Mortgage Loan Documents, and there is no requirement for any future advances, except with respect to completion escrows.

Exhibit B-2

(f)        No Defenses.    The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and neither the Mortgagor nor the Mortgaged Property is as of the Purchase Date or was as of the Origination Date, subject to an Act of Insolvency.

(g)       No Outstanding Charges.    There are no defaults by Seller or any Subservicer in complying with the terms of the Mortgage, and (1) all taxes, ground rents, special assessments, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable prior to any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums which are due, have been paid without loss or penalty to the Mortgagor. As of the Purchase Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, including but not limited to a violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration. Seller has received no notice of, and has no knowledge of, any event, including but not limited to the bankruptcy filing or death of a Mortgagor, which could reasonably be expected to give rise to a Mortgagor default under the Mortgage Note or Mortgage. None of Seller or any Subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Takeout Guidelines.

(h)       No Satisfaction of Mortgage.    The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Neither Seller nor any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action could reasonably be expected to cause the Mortgage Loan to be in default, and neither Seller nor any Subservicer has waived any default.

(i)        No Default.      There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither Seller nor any Subservicer has waived any default, breach, violation or event permitting acceleration. With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first Lien Mortgage or the related

Exhibit B-3

Mortgage Note, and (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, could reasonably be expected to constitute a default, breach, violation or event of acceleration thereunder.

(j)         Full Disbursement of Proceeds.    The Mortgage Loan has been closed and the proceeds of the Mortgage Loan, net of any discounts, have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with, except with respect to completion escrows. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.

(k)        No Mechanics’ Liens.    There are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be Liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(l)         No Additional Collateral.    The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement.

(m)       Origination; Payment Terms.  The Mortgage Loan was originated by Seller, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Paragraphs 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable. Seller and all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance in all material respects with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state. Principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan requires interest payable in arrears on the first day of the month. Each Mortgage Note requires a monthly payment which is sufficient (i) during the period prior to the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the Takeout Guidelines) and to pay interest at the related Mortgage interest rate, and (ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate. The Mortgage Note does not permit negative amortization. Interest on the Mortgage Note is calculated on the basis of a 360 day year consisting of twelve 30 day months. The Mortgage Loan is not a simple

Exhibit B-4

interest Mortgage Loan. The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(n)        Ownership.    Immediately prior to the Buyer’s payment of the Purchase Price, Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. The Mortgage Loan, including the Mortgage Note and the Mortgage, were not assigned or pledged by Seller and Seller had good and marketable title thereto, and Seller had full right to transfer and sell the Mortgage Loan to Buyer free and clear of any Lien, participation interest, equity, pledge or claim and had full right and authority subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer the Mortgage Loan. Following the sale of the Mortgage Loan, Buyer will own such Mortgage Loan and the other Mortgage Assets free and clear of any Lien and shall have a valid and perfected first priority security interest in such Mortgage Loan and the other Mortgage Assets then existing and thereafter arising in each case free and clear of any Lien. After the related Purchase Date, Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan and Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Seller and Buyer. Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.

(o)        Transfer of Mortgage Loan.    The Mortgage Loan is a MERS Designated Mortgage Loan. The original Mortgage was or will be recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of Seller, or is in the process of being recorded. Seller has designated Buyer as the “Interim Funder” on the MERS® System with respect to such Mortgage Loan and unless otherwise authorized by Buyer, no Person is listed as interim funder on the MERS® System with respect to such Mortgage Loan.

(p)        Hazard Insurance.  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Takeout Guidelines and to prudent mortgage lending institutions against loss by fire, hazards of extended coverage and such other hazards as are required in the Takeout Guidelines pursuant to an insurance policy conforming to the requirements of Takeout Guidelines and providing coverage in an amount equal to the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid. If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of the Takeout Guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance

Exhibit B-5

policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement. Seller has not engaged in, and has no knowledge of the Mortgagor, any Subservicer or any prior servicer having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(q)        Title Insurance.  The Mortgage Loan is covered by an ALTA or CLTA lender’s title insurance policy, acceptable to Fannie Mae or Freddie Mac, or state law, issued by a title insurer acceptable to Fannie Mae or Freddie Mac, or state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of Buyer and its assigns without any further act. No claims have been made under such lender’s title insurance policy, and Seller has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

(r)        Insured Closing Letter and Escrow Letter.      There is, with respect to such Mortgage Loan, a valid and enforceable Insured Closing Letter and escrow letter duly executed by the Settlement Agent.

(s)        Private Mortgage Insurance Policy.  In the event that a private mortgage insurance policy is required by Buyer, the Mortgage Loan has a valid and transferable private mortgage insurance policy or a binding commitment for such a policy. Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with. With respect to a purchase money Mortgage Loan, both the original appraised value and the purchase price are accurately depicted as such on Seller’s (or, as applicable, Subservicer’s) servicing system. Where a Mortgage Loan was closed as a streamlined refinance and a new appraisal was not required, the prior appraised value that was relied on in making the

Exhibit B-6

credit decision for the Mortgage Loan is accurately depicted on Seller’s (or, as applicable, Subservicer’s) servicing system. Seller has not funded the private mortgage insurance policy premium, if any, with respect to such Mortgage Loan. The Mortgage interest rate for the Mortgage Loan is net of any such insurance premium.

(t)         Optional Insurance.  No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained in connection with such Mortgage Loan. If such Mortgage Loan involved any type of optional insurance, such insurance was properly serviced including, without limitation, by use of the proper application and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence. The Mortgage Loan does not involve an optional insurance product that was or is being provided free of charge to the Mortgagor.

(u)        Insurance.  All required insurance policies, of whatever type, remain in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission which would impair the coverage validity or binding effect of any such policies. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any Subservicer or any designee of Seller or any Subservicer or any corporation in which Seller, any Subservicer or any officer, director, or employee of Seller or any Subservicer had a financial interest at the time of placement of such insurance.

(v)        Mortgaged Property Undamaged; No Condemnation Proceedings.      As of the related Purchase Date, there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Loan documents. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds. There is no damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, hazardous or toxic substances, other casualty, or any other property related circumstances or conditions that would adversely affect the value or marketability of any Mortgage Loan or Mortgaged Property, and adequate insurance is in place to cover all such events. There is no proceeding pending or, to the best of Seller’s knowledge, threatened for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.

(w)       Location of Improvements; No Encroachments.  All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and

Exhibit B-7

wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in paragraph (q) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.

(x)        Appraisal.  The loan file contains an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, in each case, in a form acceptable to the applicable Agency, Buyer and CL and consistent with the Takeout Guidelines, made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage Loan was made in accordance with the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the Date of Origination of the Mortgage Loan;

(y)        Construction Defects.    Any home or other improvement included within the Mortgaged Property was constructed in a workmanlike manner, and was accepted by the original homeowner or Mortgagor in good and habitable condition and working order, and conforms with all warranties, express or implied, representations, legal obligations, and local, state and federal requirements and codes concerning the condition, construction, and placement of the home or improvement.

(z)        Occupancy of the Mortgaged Property.    The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(aa)      Type of Mortgaged Property.  The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development, or a Cooperative Unit in a Cooperative Project; provided that any condominium project or planned unit development generally conforms to the Takeout Guidelines regarding such dwellings. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minims planned unit development) such condominium or planned unit development project is acceptable to Buyer. The Mortgaged Property is not a Manufactured Home or a mobile home.

Exhibit B-8

(bb)      Environmental Matters.    There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(cc)      Flood Certification Contract.    If the Mortgaged Property relating to such Mortgage Loan is in an area designated as a flood area by the Federal Emergency Management Agency, a flood insurance policy complying with all Requirements of Law is in effect.

(dd)      Unacceptable Investment.    Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage.

(ee)       Servicemembers Civil Relief Act.    The Mortgagor has not notified Seller or any Subservicer, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.

(ff)        No Fraud.    No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Seller, any Subservicer or any other Person involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan, including without limitation the Mortgagor, any appraiser, any builder or developer. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Seller has reviewed all of the documents constituting the Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(gg)      Delinquency.    All payments required to be made prior to the related Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made, the Mortgage Loan has not been dishonored, and the Mortgage Loan is not and has never been a Delinquent Loan or a Defaulted Loan.

(hh)      Compliance with Applicable Laws.    Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, fair credit billing, fair credit reporting, fair debt collection practices, predatory and abusive lending laws, equal credit opportunity, fair housing and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of the Mortgage Loan including, without limitation, any provisions relating to prepayment penalties, have been complied with in all material respects, the consummation of the

Exhibit B-9

transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at Seller’s office during normal business hours upon reasonable advance notice. Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

(ii)        Disclosure and Rescission Materials.    The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the loan file.

(jj)        Texas Refinance Loans.    Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Paragraph 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Paragraph 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty. Seller does not collect any such prepayment penalties in connection with any such Texas Refinance Loan.

(kk)      Anti-Money Laundering Laws.    Seller and its agents have at all times complied with all applicable federal, state and local anti-money laundering laws, orders and regulations to the extent applicable to Seller or its agent, including without limitation the USA PATRIOT Act of 2001, the Bank Secrecy Act and the regulations of the Office of Foreign Asset Control (collectively, the “Anti-Money Laundering Laws”), in respect of the origination and servicing of each Mortgage Loan; Seller has established an anti-money laundering compliance program as and to the extent required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination and servicing of each Mortgage Loan for purposes of the Anti-Money Laundering Laws to the extent applicable to Seller, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ll)        Predatory Lending Regulations.    The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law. The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R.

Exhibit B-10

§ 226.32(a)(1)(i). No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No term or condition of, and no practice used in connection with the Origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms which expose Buyer to regulatory action or enforcement proceedings, penalties or other sanctions.

(mm)    State Laws.    No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Paragraph 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Paragraphs 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003, which is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended (the “Georgia Act”); no Mortgage Loan is a “high cost home loan,” as defined in Paragraph 6 L of the New York State Banking Law.

(nn)      Arbitration.  No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(oo)      Higher Cost Products.  The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced nonprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products.

Exhibit B-11

(pp)      Underwriting Methodology.  With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

(qq)      Points and Fees.  No Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than (i) One Thousand Dollars ($1,000), or (ii) five percent (5%) of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Agency Guidelines and “points and fees” (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fee and charges, in total, do not exceed twenty-five basis points (0.25%) of the principal amount of such Mortgage Loan. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

(rr)       Prepayment Penalties.  With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (v) notwithstanding any state or federal law to the contrary, neither Seller nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.

(ss)       Single Premium Credit Insurance Policies.    No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt

Exhibit B-12

cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(tt)        Origination Practices; Servicing.  The origination practices used by Seller and the collection and servicing practices used by Seller and any Subservicer with respect to each Mortgage Loan have been in all respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by the Seller and any Subservicer have been consistent with customary servicing procedures. The Mortgage Loan satisfies, and has been originated and underwritten in accordance with, all applicable requirements of Seller’s underwriting guidelines. Seller has serviced the Mortgage Loan at all times since its origination.

(uu)      Escrow Payments.  With respect to escrow deposits and payments that Seller is entitled to collect, all such payments are in the possession of, or under the control of Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(vv)      Interest on Escrows.  As of the related Purchase Date, Seller has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account. Evidence of such credit shall be provided to Buyer upon request.

(ww)    Escrow Analysis.    Seller has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law. All books and records with respect to each Mortgage Loan comply with applicable law and regulations, and have been adjusted to reflect the results of the escrow analyses. Except as allowed by applicable law, no inflation factor was used in the escrow analysis. Seller has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

(xx)      Escrow Holdbacks.  The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by Seller as defined in the Takeout Guidelines.

(yy)      Credit Reporting.    If applicable, Seller has caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

Exhibit B-13

(zz)       Interest Rate Adjustments.    If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.

(aaa)     Regarding the Mortgagor.  The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts. The Mortgagor is a natural person. The Mortgagor is not a senior officer or spouse of a senior officer or director or agent of Seller or an Affiliate of Seller. The Mortgagor is not a government or a governmental subdivision or agency. The Mortgagor occupies the Mortgaged Property.

(bbb)    Fannie Mae Takeout Guidelines Announcement 95-19.    Seller will transmit full file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Announcement 95-19 and that for each Mortgage Loan, Seller agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30 or more days), foreclosed, or charged-off.

(ccc)     Tax Identification/Back Up Withholding.  All tax identifications for individual Mortgagors, have been certified as required by law. Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Buyer as reflected on the system are correct. To the extent a Mortgage Loan is on back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

(ddd)    IRS Forms.  All IRS forms, including, but not limited to, Forms 1099, 1098, 1041 and K-1, as appropriate, which are required to be filed with respect to activity occurring on or before the year in which the Purchase Date occurs and have been filed or will be filed in accordance with applicable law.

(eee)     Electronic Drafting of Payments.    If Seller or a Subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance with applicable federal, state, and local laws and regulations; and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to Buyer pursuant to the assignment provisions contained therein, and will be fully assigned to Buyer pursuant to this Agreement.

(fff)      Third Party Originators and TPO Loans.  Other than CTX Originated Loans, the Mortgage Loan is not a TPO Loan, nor was it originated by a Third Party Originator.

(i)      U.S. Loan; Mortgagor.  The Mortgage Loan is denominated and payable only in United States dollars within the United States and with respect to which the related Mortgagor is a natural person who is a United States citizen or resident alien or a

Exhibit B-14

corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.

(ggg)    Representations and Warranties to Approved Takeout Investor.        Any representations or warranties made by Seller to the Approved Takeout Investor upon final sale of the Mortgage Loan are hereby incorporated into this Agreement, and Seller is deemed to make the same representations and warranties to Buyer, as if such representations and warranties were fully set forth herein.

(hhh)    Agency Eligible.  The Mortgage Loan is eligible for sale to the Agencies by Buyer (excluding the 4506-T issue).

(iii)       Takeout Commitment.      The Mortgage Loan is subject to a legally valid and binding Takeout Commitment and satisfies all of the requirements related to such Takeout Commitment.

(jjj)       Agency Guidelines.  The Mortgage Loan satisfies, and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines.

(kkk)    MERS.  The Mortgage Loan is a MERS Designated Mortgage Loan.

(lll)       Whole Loan.  The Mortgage Loan is a whole loan and not a participation interest.

(mmm) UCC Characterization.  The Mortgage Loan is an “account”, “chattel paper”, “promissory note” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(nnn)    Bankruptcy Code Characterization.  The Mortgage Loan is a “mortgage loan” within the meaning of the Bankruptcy Code.

(ooo)    No Previous Financing.  The Mortgage Loan has not been previously financed by any other Person.

(ppp)    Ineligible Loan Types.  The Mortgage Loan is not (i) a negative amortization loan, (ii) an interest only loan, (iii) a second lien loan, (iv) a home equity line of credit or similar loan, (v) an investor loan, (vi) secured by Mortgaged Property which is not occupied by the Mortgagor, (vii) secured by Mortgaged Property which is a vacation home or second home of Mortgagor, or (viii) considered an “Expanded Approval” loan or such similar loan as described in applicable Agency’s eligibility certification.

(qqq)    No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

Exhibit B-15

(rrr)      Condominiums/ Planned Unit Developments.  If the Mortgage Loan is a Cooperative Loan, the related residential dwelling is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) and such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project which has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects.

(sss)      Downpayment.  The source of the down payment with respect to such Mortgage Loan has been fully verified by the Seller.

(ttt)       Due on Sale.  The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(uuu)    Flood Certification Contract.  Seller has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(vvv)    No Construction Loans.  The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

Exhibit B-16

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

SELLER:	PULTE MORTGAGE LLC,
a Delaware limited liability company

BUYER:	JPMORGAN CHASE BANK, N.A., a national banking association

TODAY’S DATE:	____/____/____

REPORTING PERIOD ENDED: _____ month(s) ended ____/____/____

This certificate is delivered to Buyer under the Master Repurchase Agreement dated effective as of September 30, 2009 between Seller and Buyer (the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting                              of Seller; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Seller as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking, and proposes to take with respect to each); (d) the calculations described on the pages attached hereto evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Seller proposes to take with respect thereto); (e) Seller was, as of the end of the Reporting Period, in compliance and good standing with applicable CL, Fannie Mae, Ginnie Mae, Freddie Mac and HUD net worth requirements.

By:________________________
Name:______________________
Title:_______________________

Exhibit C-1

REPORTING PERIOD ENDED:                    /            /

All financial calculations set forth herein are as of the end of the Reporting Period.

I.	TANGIBLE NET WORTH

The Tangible Net Worth is:
Shareholder’s equity:	$
Minus: intangible assets – goodwill, intellectual property	$
Minus: Advances of loans to shareholders of Seller and Affiliates (net of unsecured payables to the same shareholders and Affiliates):	$
Minus: Employee Loans (unless they are advances against commissions):	$
Minus: unconsolidated Investments in Affiliates:	$
Minus: restricted cash and cash pledged to third parties:	$
Minus: Assets pledged to secure liabilities not included in Debt:	$
TANGIBLE NET WORTH:	$

II.	ADJUSTED TANGIBLE NET WORTH

Adjusted Tangible Net Worth is:
Tangible Net Worth (from above):	$
Plus: Qualified Subordinated Debt:	$
ADJUSTED TANGIBLE NET WORTH:	$

REQUIRED MINIMUM (through Termination Date)	$57,000,000
In compliance?	☐Yes ☐No

Exhibit C-2

III.	DEBT OF SELLER

Total Liabilities	$
Plus: off balance sheet debt:	$
Minus: loan loss reserves (if included in liabilities):	$
Minus: deferred taxes arising from capitalized excess servicing fees:	$
Minus: operating leases	$
Minus: Qualified Subordinated Debt	$
DEBT:	$

IV.	LEVERAGE RATIO: DEBT TO ADJUSTED TANGIBLE NET WORTH

Debt (from above):	$
Adjusted Tangible Net Worth:	$
RATIO OF DEBT/ADJUSTED TANGIBLE NET WORTH:	__:1
Maximum permitted	10:1

In compliance?	☐Yes ☐No

V.	MAXIMUM WAREHOUSE CAPACITY RATIO

Total Available Warehouse Facilities:	$
Adjusted Tangible Net Worth (from above):	$
RATIO OF TOTAL AVAILABLE WAREHOUSE CREDIT/ADJUSTED TANGIBLE NET WORTH:	__:1
Maximum permitted	20:1
In compliance?	☐Yes ☐No

VI.	LIQUIDITY TO TOTAL ASSETS

Total Liquidity:	$
Total Assets:	$
LIQUIDITY AS A PERCENTAGE OF TOTAL ASSETS:	__%
Amount of Liquidity Required	3% of Total Assets

Exhibit C-3

In compliance?	☐Yes ☐No

VII.	SPECIAL CURRENT RATIO

Unencumbered and unrestricted cash and Cash Equivalents (including, with respect to Seller, the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) plus current accounts receivable and Mortgage Loans held for sale

$
Current Liabilities plus, without duplication, payables to Affiliates and liabilities with respect to mortgage loan warehousing or repurchase facilities	$
SPECIAL CURRENT RATIO	__:1
Minimum required (through Termination Date)	1.05:1.00
In compliance?	☐Yes ☐No

VIII.	NET INCOME (tested each calendar quarter/mo.)

Net Income for calendar quarter	$
Amount required

For the quarter ending September 30, 2009, negative net income not more than $3,000,000.

For the quarter ending December 31, 2009, negative net income not more than $3,000,000.

For the quarter ending March 31, 2010 and each quarter thereafter, not less than $1.00.

In compliance?	☐Yes ☐No

Exhibit C-4

IX.	DIVIDENDS AS A % OF NET INCOME

Dividends (less tax liability payments)	$
Net Income	$
RATIO OF DIVIDENDS/NET INCOME	%
Maximum permitted	50%

In compliance?	☐Yes ☐No

X.	PRODUCTION

Volume	Current Month	Year-to-Date
Residential Mortgage Loans Funded	$	$
Commercial Loans Funded *	$	$
TOTAL VOLUME	$	$

* Commercial loans include 5 or more unit multi-family properties and mixed use properties.

Volume	Current Month	Year-to-Date
Banked Loan Production	$	$
Brokered Loan Production	$	$
TOTAL VOLUME	$	$

By Channel/Source	Current Month	Year-to-Date
Retail as % of Total	%	%
TPO Loans as a % of Total	%	%
Correspondent as a % of Total**	%	%
TOTAL (Must = 100%)%		%

* Correspondent loans are defined as those that are purchased as closed loans from third parties.

By Category	Current Month	Year-to-Date
Government as % of Total	%	%
Conventional as % of Total	%	%
Jumbo as % of Total	%	%
Alt A as % of Total	%	%
Subprime as % of Total	%	%

Exhibit C-5

Second Mortgages as %	%	%
Other (Describe)%		%
Total (Must = 100%)%		%
By Finance Type	Current Month	Year-to-Date
Purchase as % of Total	%	%
Refinance as a % of Total	%	%
TOTAL (Must = 100%)%		%

Others	Current Month	Year-to-Date
Average FICO	%	%
Average LTV	%	%
Average CLTV

XI.	FACILITIES (Please list all Available Warehouse Capacity including off balance sheet facilities)

Institution	Total (committed or uncommitted, please indicate “C” or “U”)	Outstanding
	$_____________	$
	$	$
	$	$

TOTALS	$	$

XII. REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s	$		$
New R&I’s received this month	$		$
R&I’s rescinded this month	$		$	n/a

Exhibit C-6

R&I’s settled this month	$	$
Ending Open R&I’s	$	$

* If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

XIII.	FORECLOSURES

	Current Month	Year-to-Date
Foreclosure loan units	$	$
Foreclosure loan volumes	$	$
Expected loss on Foreclosures	$	$
TOTALS	$	$

XIV.	LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

XV. LOAN SERVICING

	Current Month	Year-to-Date
60 days delinquency (Unit)
60 days delinquency volumes	$	$
Loan servicing report attached

XVI. LITIGATION

	Current Month	Year-to-Date
Pending litigation (Unit)
Expected losses on litigation	$	$

Exhibit C-7

XVII.	THIRD PARTY REPORTS

All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period, to the extent required to be delivered under subparagraphs 11(g)(iv) and 11(g)(v), are attached hereto. These reports include the following (if none, write “None”):

XVIII.	DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”:

XIX.	OTHER REPORTS REQUIRED (Please attach if applicable)

a.	Buyer Warehouse Loans T& I Escrow reconciliation

b.	Indemnification & Repurchase Report for the prior year and current YTD.

c.	Hedge Reports (including: position summary report, MBS & whole loan trade detail, loan level detail report with weighted average take out price)

Exhibit C-8

EXHIBIT D

FORM OF SHIPPING INSTRUCTIONS

Shipping Instructions

These loans being shipped to a custodian?                              Or to an Investor?

Please ship the following notes to:

Investor name

Street address

City, State, Zip

Attn:

Endorse the note as follows:  Endorsement Instructions

Loan Number	Borrower Name	Loan Amount

Attach additional pages as required

Special Instructions:  __________________________________

For any questions, please contact:        Name:  __________________

Phone:  __________________________

Fax Number:  _____________________________

Signature:                                                                                                    ______________

Exhibit D-1

EXHIBIT E

CONDITIONS PRECEDENT DOCUMENTS

1.   Master Repurchase Agreement

2.   Side Letter

 3.  Electronic Tracking Agreement

4.   Certified Corporate Documents of Seller

5.   UCC, tax lien and judgment searches, Delaware and Colorado and tax lien and judgment searches, Arapahoe County, Colorado

6.   UCC-1 Financing Statements

7.   Opinions of Counsel

8.   Errors and omissions insurance policy or mortgage impairment insurance policy or certificate in lieu of policy

9.   Blanket bond coverage policy or certificate in lieu of policy

10. Subservicer Instruction Letter between the Seller and any Subservicer

Exhibit E-1

EXHIBIT F

REQUIRED OPINIONS OF COUNSEL

(Subject to customary qualifications and assumptions)

1.        Seller is validly existing and in good standing under the laws of the State of Delaware, and has the requisite limited liability company power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.

2.        Each of the execution, delivery and performance by Seller of the Transaction Documents to which it is a party has been duly authorized by all requisite limited liability action on the part of Seller.

3.        Each Transaction Document to which Seller is a party has been duly executed and delivered by a duly authorized officer of Seller.

4.        Each Transaction Document to which Seller is a party constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity. Notwithstanding the foregoing, we render no opinion as to whether any transaction under the Transaction Documents will constitute or be characterized as a sale of the related Mortgage Loans.

5.        The execution, delivery and performance of Seller’s obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not (i) result in any violation of its organizational documents, (ii) constitute a default under any indenture, loan or credit agreement, lease, mortgage, security agreement or other material agreement or instrument to which Seller is a party and which is listed on the attached Exhibit A, (iii) result in any breach or violation of any order, writ, judgment, injunction or decree of any court, agency or other governmental body that names and binds Seller and of which we have Actual Knowledge, or (iv) result in any breach or violation of any Law that is normally applicable to transactions of the type contemplated by the Transaction Documents.

6.        To our Actual Knowledge, based solely on certifications of the Seller and without any independent investigation or verification, there is no action, suit or proceeding against the Seller pending or overtly threatened in writing before any court or governmental agency, authority or body which seeks to affect the enforceability of the Transaction Documents or which, if determined adversely to the Seller, would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of the Seller.

7.        No consent, approval, authorization or order of any state or federal court or government agency or body is required to be obtained or made by the Seller under the Delaware

Exhibit F-1

Limited Liability Company Act, federal Law or, based solely on the opinion letter of the General Counsel of the Seller, Colorado Law for the valid execution, delivery or performance of the Transaction Documents by the Seller.

8.        Seller is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

9.        The Repurchase Agreement, upon the due filing under the Delaware UCC of financing statements describing the Mortgage Loans to be sold by the Seller from time to time to the Buyer, is sufficient to create a valid, perfected nonpossessory security interest, in favor of the Buyer, in all right, title and interest of the Seller in such Mortgage Loans described in and purported to be covered by the Repurchase Agreement as constitute personal property and in which a security interest may be created under Article 9 of the New York UCC and perfected by the filing of a financing statement under the Delaware UCC with the Delaware Secretary of State.

10.        The Repurchase Agreement, upon the delivery to the Buyer of the Mortgage Notes endorsed in blank by the Seller or other originator related to Mortgage Loans purchased by the Buyer in Transactions from time to time, is sufficient to create a valid, perfected possessory security interest, in favor of the Buyer, in all right, title and interest of the Seller in such Mortgage Notes described in, and pledged by the Seller pursuant to, the Repurchase Agreement as constitute personal property and in which a security interest may be created under Article 9 of the New York UCC, assuming that the Buyer takes delivery and maintains continuous possession of such Mortgage Notes in good faith. For purposes of this opinion, we have confirmed that Section 9-301 of the Uniform Commercial Code as in effect in the State of New York is the same as Section 9-301 of the Uniform Commercial Code as in effect in the State of Texas, the State in which Buyer takes such delivery and maintains such possession.

Exhibit F-2

EXHIBIT G

SUBSIDIARY INFORMATION

PCIC Corporation

Joliet Mortgage Reinsurance Corporation

Exhibit G-1

EXHIBIT H

FORM OF SUBSERVICER INSTRUCTION LETTER

Subservicer Instruction Letter

, 200_
, as Subservicer

Attention:

Re:	Master Repurchase Agreement, dated as of September 30, 2009 (“Repurchase Agreement”), by and between JPMorgan Chase Bank, N.A., (“Buyer”) and Pulte Mortgage LLC (“Seller”)

Ladies and Gentlemen:

As Subservicer (referenced herein as “You”) of those mortgage loans described on Schedule 1 hereto, which may be amended or updated from time to time (the “Mortgage Loans”) pursuant to that Subservicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Subservicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Mortgage Loans pursuant to the above-referenced Repurchase Agreement.

You agree to service the Mortgage Loans in accordance with the terms of the Subservicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of Seller under the Subservicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between You and Buyer.

Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement (the “Default Notice”), you, as Subservicer, hereby agree to remit all payments or distributions made with respect to such Mortgage Loans, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

[wire instructions]

Exhibit H-1

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructs you in writing otherwise.

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement (“Event of Default Notice”), Buyer shall assume all of the rights and obligations of Seller under the Subservicing Agreement, except as otherwise provided herein. Subject to the terms of the Subservicing Agreement, You shall (x) follow the instructions of Buyer with respect to the Mortgage Loans and deliver to a Buyer any information with respect to the Mortgage Loans reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Subservicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and any Seller or otherwise. Notwithstanding anything to the contrary herein or in the Subservicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to receipt of such Event of Default Notice or otherwise owed to You in respect of the period of time prior to receipt of such Event of Default Notice.

[NO FURTHER TEXT ON THIS PAGE]

Exhibit H-2

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [                                ], Attention: [            ], Telephone: [            ], Facsimile: [            ].

Very truly yours,

PULTE MORTGAGE LLC

By:_____________________________
Name:
Title:

Acknowledged and Agreed as of this      day of             , 2009:

[SUBSERVICER]

By:_____________________________
Name:
Title:

Exhibit H-3

EXHIBIT I

FIELDS FOR DAILY DATA TAPE

The daily data tape shall include the following fields, accurately completed for each Purchased

Mortgage Loan:

Seller’s Loan number

Mortgagor’s name

City, state and Zip Code of the Mortgaged Property

Outstanding principal balance as of such date

Approved Takeout Investor

Takeout Value

Market Value (based on Buyer’s determination)

Loan-to-Value Ratio

Interest rate

Original principal balance

Current scheduled monthly payment of principal and interest,

Origination date

First Purchase Date on which Mortgage Loan was or will be purchased under the Agreement

Such other fields as Buyer requires from time to time in its sole discretion with notice to Seller

Exhibit I-1

EXHIBIT J

FORM OF BAILEE LETTER

[date]

[Investor name and address]

Ladies and Gentlemen:

1. Papers Are Enclosed; Conditional Delivery

JPMorgan Chase Bank, N.A. (“JPM Chase”) hereby delivers with this letter to you, as bailee, limited and conditional possession of the promissory notes and the other loan documents (collectively, the “Loan Papers”) relating to the mortgage loans (the “Loans”) described on the attached Exhibit A. JPM Chase is the successor in ownership interest to Pulte Mortgage LLC (the “Mortgage Company”) in and to the Loans pursuant to that certain Master Repurchase Agreement between the Mortgage Company and JPM Chase, as supplemented, amended or restated from time to time (the “Repurchase Agreement”). The Loan Papers are delivered to you at the request of the Mortgage Company for your inspection and determination of whether to purchase the Loans under your agreement with the Mortgage Company (the “Purchase Agreement”), and for no other use or purpose. Detailed terms of this bailment are stated in Paragraph 6 below. The Loan Papers are also delivered conditionally: if you are unwilling to accept the terms and conditions of this bailment, as specified below, you must immediately return all Loan Papers to JPM Chase. If you do not return them within two business days after receipt, you will have accepted the bailment terms and conditions.

2. Examine Papers; How to Purchase Loans

Please examine the Loan Papers and decide whether you will purchase any or all of the Loans. To purchase one or more Loans, send, or cause Mortgage Company to send, a list to JPM Chase indicating which Loans you are buying and remit the

Pay-off Price (defined in Paragraph 3 below) for each Loan to JPM Chase in immediately available federal funds wired to :

JPMorgan Chase Bank, N.A.

ABA number 021000021

712 Main Street

Houston, Texas 77002

For Credit Account No.

Attention:

Phone:

Further Credit – Pulte Mortgage LLC

Please return the Loan Papers for all Loans that you decide not to purchase to JPM Chase addressed to:

Exhibit J-1

[Date]

JPMorgan Chase Bank, N.A.

Chase Mortgage Warehouse Finance

14800 Frye Road

Mailstop TX1-0022

Fort Worth, TX 76155

Attn: I Dufour

Phone: 817-399-5087

3. Pay-off Price

The “Pay-off Price” for each Loan is the greater of:

(x) the minimum payment required for the Mortgage Company’s repurchase of such Loan so that the Mortgage Company can sell it to you (the “Release Price”), as set forth in the “Release Price” column of Exhibit A; and

(y) the purchase price that you and the Mortgage Company have agreed you will pay for such Loan (the “Agreed Purchase Price”).

If you pay JPM Chase only the Agreed Purchase Price for a Loan whose Release Price exceeds the Agreed Purchase Price, you will thereupon become the owner of that Loan, provided that JPM Chase retains a security interest in that Loan and the related Loan Papers to secure payment to JPM Chase of the amount by which the Release Price exceeds the Agreed Purchase Price (the “Required Deficiency Payment”), which security interest will not be released unless and until either you or the Mortgage Company pays JPM Chase the Required Deficiency Payment and concurrently gives JPM Chase a written notice which both (i) identifies the Loan with the payment and (ii) indicates that the amount so paid equals at least the amount of the Required Deficiency Payment of that Loan.

4. Loans Owned by JPM Chase, Repurchased and Transferred to You by Mortgage Company	Pursuant to the Repurchase Agreement, the Mortgage Company has sold the Loans to JPM Chase, and JPM Chase owns and holds the Loan Papers, the Loans they evidence and all related security, collateral support and other rights. Payment of the Pay-off Price to JPM Chase will effect the Mortgage Company’s repurchase of the Loans from JPM Chase under the Repurchase Agreement and their transfer by the Mortgage Company to you under the Purchase Agreement.

5. UCC § 9-313(h) Perfection by Possession

Although the parties intend that all transactions under the Master Repurchase Agreement be sales and purchases and not loans, if any one or more Transactions are recharacterized as loans by a court of competent jurisdiction, the parties have agreed that the Mortgage Company has pledged the Loans to JPM Chase as security for such recharacterized transactions. To invoke UCC § 9-313(h) to maintain the perfection by possession of the Loan Papers of the security interest in the Loans held by JPM Chase as secured party, we instruct you hereby, concurrently with this delivery of the Loan Papers, (1) to hold possession of the Loan

Exhibit J-2

[Date]

Papers for the benefit of JPM Chase as secured party, or (2) to redeliver the Loan Papers to JPM Chase.

6. The Mortgage Company’s, JPM Chase’s and Your Respective Interests in the Loans and the Loan Papers — You Are Only a Bailee

We are delivering bare possession of the Loan Papers to you as bailee for your inspection and decision whether you will (i) pay JPM Chase (for the Mortgage Company’s repurchase credit) for, and buy (from the Mortgage Company), the related Loans or (ii) return to JPM Chase the Loan Papers for the Loans that you do not purchase and pay for. JPM Chase retains and reserves all of its ownership rights in the Loans and the Loan Papers until you actually pay JPM Chase for the Loans and thereby purchase them from the Mortgage Company in accordance with this bailee letter. You acquire no ownership or security interest in them by our delivery of them to you. No sale on credit is being made, and no credit is being extended to you. This bailee letter and our delivery of the Loan Papers to you creates a “true bailment” under applicable law, and your interest in the Loan Papers and their related Loans is and will be limited to that of a bailee under such law, with no ability to pass a greater interest to another, unless and until you purchase and wire payment of the Pay-off Price (defined below) for the Loans you decide to purchase (if any) to JPM Chase in strict accordance with Paragraph 2 and the other provisions of this bailee letter.

7. JPM Chase has Exclusive Authority to Give Instructions

With respect to the Loans, only JPM Chase has authority (A) to request or direct you (i) where to make payment, (ii) where to return the Loan Papers for Loans you decide not to purchase or (iii) to take any other action, or (B)

to make any agreement with you. Unless JPM Chase hereafter gives you different written instructions or advice, this bailee letter provides all instructions and advice for the Loans and the Loan Papers. You may not honor any notice, direction or other communication from the Mortgage Company (or anyone else) concerning the Loans or the Loan Papers unless it is specifically confirmed in writing by JPM Chase.

8. No Other Payment or Delivery Before Payment to JPM Chase

You may not make payment for the Loans to anyone but JPM Chase unless you are otherwise specifically instructed in writing by JPM Chase. Until JPM Chase has received payment of the full Pay-off Price for a Loan, you may not deliver any of its Loan Papers to anyone other than JPM Chase without written authorization from JPM Chase. DO NOT SEND ANY PAYMENTS OR ANY LOAN PAPERS TO THE MORTGAGE COMPANY.
9. Only If You Have Already Paid the Pay-Off Price	If (but only if) you have already paid the Pay-off Price for a Loan to JPM Chase, then the enclosed Loan Papers for, and ownership of, that Loan are being delivered to you free of such security interest or any trust, bailment or any other claim by JPM Chase (subject to automatic reinstatement of such ownership and security interests to the extent, if any, that such payment is required to be repaid by a court of competent jurisdiction.)

Exhibit J-3

[Date]

10. 30-Day Period in which to Purchase	It is very important that you promptly return the Loan Papers to us for each Loan which you do not intend to purchase so that we will know at all times which specific Loans will remain subject to the Repurchase Agreement and which will not. Accordingly, you will have 30 days after the date of this letter to either (i) return the enclosed Loan Papers for any Loan you elect not to purchase, or (ii) to purchase all of the Loans that you do not return.

11. JPM Chase’s Absolute Right to Require Return of Loan Papers Not Sooner Purchased

Notwithstanding any other provision of this bailee letter, the enclosed Loan Papers are delivered to you on the express and controlling condition that, unless JPM Chase has already received the Pay-Off Price for each of the Loans, you will return any or all of them to JPM Chase promptly upon your receipt of JPM Chase’s written direction to do so, regardless of whether or not you have decided to purchase such Loans, excluding only those Loans (if any) for which you have already paid us the Pay-Off Price.

12. You Agree to Keep the Loan Papers Safe	You are directed to keep all of the enclosed Loan Papers in a fire-resistant vault and safe from loss, theft and other casualty and you will bear any losses, costs or expenses the Mortgage Company and JPM Chase may incur as a result of any such event.

13. This Letter Controls	If any other written instruction or advice you receive from us, the Mortgage Company or anyone else in respect of the Loans is inconsistent with this bailee letter, then this bailee letter shall control unless JPM Chase confirms in writing that the other instruction or advice controls.

14. Please Confirm Receipt	Please immediately indicate your receipt of this bailee letter and the enclosed Loan Papers, and your acceptance of and agreement to the bailment and the other terms and conditions stated above, by dating and signing the enclosed copy of this bailee letter and returning it to us (although your doing so will not be necessary to the effectiveness of any of this bailee letter’s terms, provisions or conditions).

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

Attached:

Exhibit A — schedule of Loans shipped

Exhibit J-4

[Date]

RECEIPT ACKNOWLEDGED AND BAILMENT, TERMS AND CONDITIONS ACCEPTED AND AGREED TO ON                                 , 200__

[INVESTOR’S NAME]

By:_______________________________
Name:
Title:______________________________

Exhibit J-5

EXHIBIT K

SELLER NAMES FROM TAX RETURNS

[SELLER TO PROVIDE]

Exhibit K-1

EXHIBIT L

FORM OF TRUST RELEASE LETTER

TRUST RELEASE LETTER

TO: JPMORGAN CHASE BANK, N.A.

RE: [Seller]

DATE: [        ]

Reference is made to the Master Repurchase Agreement dated as of September 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, N.A. (“Buyer”) and Pulte Mortgage LLC (“Seller”). Capitalized terms used herein and not otherwise defined have the meanings given to those terms in the Agreement.

Seller hereby requests that the following Mortgage Note be returned to Seller at [address] for the reason(s) set forth below:

Loan ID number	Mortgagor last names (1 name sufficient if same name)	Mortgage loan amount	Allonge, Rider, or CEMA docs to be returned also?	Reason(s)

Seller agrees that Buyer continues to have the sole ownership interest in the listed Mortgage Note and all other Mortgage Assets related to the Mortgage Note.

Seller shall return the corrected Mortgage Note to Buyer no later than twenty-one (21) days after the date of this Trust Release Letter. At all times the Mortgage Note listed above is in the possession of Seller pursuant to this Trust Release Letter, Seller shall hold such Mortgage Note in trust for the benefit of Buyer. Seller hereby certifies that after Buyer delivers the Mortgage Note described above to Seller, the aggregate original Outstanding Principal Balance of all Mortgage Notes released to Seller pursuant to Trust Release Letters as of the date of this Trust Release Letter does not exceed $[        ].

Exhibit L-1

JPMorgan Chase Bank, N.A.

[Date]

Seller has caused the information set forth in the table below to be accurately completed.

This Trust Receipt prepared by (first & last name)	First & last name of contact person for questions (if different from name to the left)	Contact person’s phone number	Contact person’s fax number	Contact person’s e-mail address

Sincerely,
PULTE MORTGAGE LLC
By:
Name:
Title:

Exhibit L-2

SCHEDULE I

APPROVED TAKEOUT INVESTORS

[SELLER TO PROVIDE LIST]

SCHEDULE II

SELLER’S AUTHORIZED SIGNERS

[SELLER TO PROVIDE LIST — NAMES AND TITLES]